Exhibit 10.28

STOCK PURCHASE AGREEMENT

among

SUNLINK HOMECARE SERVICES, LLC

and

CARMICHAEL’S CASHWAY PHARMACY, INC.

THEODORE S. CARMICHAEL

and

JUDY CHIASSON CARMICHAEL

APRIL 22, 2008

i

Schedules to be provided by the Stockholders and the Company
1.03	—	Wire Transfer Instructions
1.05	—	Personal Items of Seller
2(d)	—	Brokers
3.03	—	Subsidiary Capital Stock
3.04	—	Third Party Consents
3.05A	—	Financial Statements
3.05B	—	Summary of Accounting Basis Used
3.06	—	Undisclosed Liabilities
3.07	—	Litigation
3.08	—	Insurance
3.09	—	Personal Property
3.11	—	Leases
3.15	—	Sales; Customer Data
3.16	—	Tax Matters
3.18	—	Contracts
3.19	—	Permits
3.20	—	Employee Relations
3.21	—	Employee Plans
3.22	—	Environmental Matters
3.23	—	Certain Changes and Events
3.25	—	Suppliers
3.26	—	Warranty and Product Liability Claims
3.27	—	Prepayments and Deposits
3.28	—	Affiliated Indebtedness
3.29	—	Banking Facilities
3.30	—	Powers of Attorney and Suretyships
3.31	—	Conflicts of Interest
3.32	—	Regulatory Approvals
3.33	—	Debt

Schedules to be provided by the Buyer
4.02	—	Third Party Consents
8.10	—	Non-Competition Agreements with Various Employees

Exhibits
A	—	Intentionally left blank
B	1	Opinion of Stockholder’s Counsel
B	2	Opinion of Stockholder’s CPA
B	3	Opinion of Buyer’s Counsel
C		Form Non-Competition Agreement - Form Employment, Consulting and Non-Competition Agreement
D	—	Definitions

ii

STOCK PURCHASE AGREEMENT

This Agreement (the “Agreement”) is made as of this 22nd day of April, 2008, by and among SUNLINK HOMECARE SERVICES, LLC, a Georgia limited liability company with its principal office at 900 Circle 75 Parkway, Suite 1120, Atlanta, GA 30339 (the “Buyer”), CARMICHAEL’S CASHWAY PHARMACY, INC., a Louisiana corporation with its principal office at 1002 N. Parkerson Ave., Crowley, Louisiana 70526 (the “Company”), THEODORE S. CARMICHAEL, an individual residing in Crowley, Louisiana, and JUDY CHIASSON CARMICHAEL, an individual residing in Crowley, Louisiana (said individuals referred to herein separately and collectively at times as Stockholders and/or Seller). The Buyer and the Seller are hereinafter at times referred to as the Parties. Capitalized terms used herein without definition shall have the respective meanings ascribed to them in Exhibit D.

Preliminary Statement

1. The Company has issued and outstanding two thousand (2000) shares of common stock, no par value per share of the Company (the “Shares”), which Shares represent all of the issued and outstanding shares of capital stock of the Company. Theodore S. Carmichael owns one thousand (1000) of the Shares, and Judy Chiasson Carmichael owns one thousand (1000) of the Shares.

2. The Buyer desires to purchase, and the Seller desires to sell, the Shares which constitute all (100%) of the equity of the Company for the consideration set forth below, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Stockholders, jointly and severally, the Company and the Buyer hereby agree as follows:

1. Purchase and Sale of the Shares

1.01. Purchase of the Shares. Subject to and upon the terms and conditions of this Agreement, at the closing of the transactions contemplated by this Agreement (the “Closing”), the Seller shall sell, transfer, convey, assign and deliver to the Buyer, and the Buyer shall purchase, acquire and accept from the Seller, all of the Shares free and clear of any lien or encumbrance.

1.02. Further Assurances. At any time and from time to time after the Closing, at the Buyer’s request and without further consideration, the Seller shall promptly execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation, and take all such other action as the Buyer may reasonably request, more effectively to transfer, convey and assign to the Buyer, and to confirm the Buyer’s title to, all of the Shares to put the Buyer in actual possession and operating control of the Company and all the assets, properties and business of the Company and Subsidiaries (as defined in Subsection 3.03 hereof), to assist the Buyer in exercising all rights with respect thereto and to carry out the purpose and intent of this Agreement.

1.03. Purchase Price.

(A) The Purchase Price (the “Purchase Price”) to be paid by the Buyer for the Shares shall be Twenty Four Million Dollars ($24,000,000). The cash portion of the Purchase Price, i.e. $19,000,000, shall be payable in the manner described in Subsection 1.03(B) and the non-cash portion shall be payable in the manner described in Subsection 1.03(C).

(B) At the Closing, the Buyer shall deliver:

(i) to Theodore S. Carmichael, the sum of $9,500,000 less one-half ( 1/2) of the $250,000.00 Deposit paid, i.e., the net amount of $9,375,000 in cash, by cashier’s or certified check, or by wire transfer of immediately available funds to an account designated by Theodore S. Carmichael, and if by wire transfer, pursuant to those wire transfer instructions for Theodore S. Carmichael set forth on Schedule 1.03; and

(ii) to Judy Chiasson Carmichael, the sum of $9,500,000 less one-half ( 1/2) of the $250,000.00 Deposit paid, i.e., the net amount of $9,375,000 in cash, by cashier’s or certified check, or by wire transfer of immediately available funds to an account designated by Judy Chiasson Carmichael, and if by wire transfer, pursuant to those wire transfer instructions for Judy Chiasson Carmichael set forth on Schedule 1.03; and

(C) The difference between the Purchase Price and the cash portion paid pursuant to Subsection 1.03(B), Five Million Dollars ($5,000,000), shall be paid to Stockholders pursuant to the provisions hereinafter set forth:

(i) at least $3,000,000, in a promissory note of Buyer (the “Buyer Note”). The Buyer Note shall (a) be subordinate to all third-party indebtedness for money borrowed by Buyer and/or its parent, SunLink Health Systems, Inc. (“SunLink Parent”) under the terms of Buyer’s and SunLink Parent’s current line of credit with Residential Funding Corporation or as such credit line may be refunded or refinanced by Buyer from time to time but in no event exceeding $65,000,000, (b) have a term of seven (7) years, (c) bear interest at eight (8.0%) percent per annum to be paid semi-annually, (d) provide for the principal to be payable in equal semi-annual principal installments based upon a ten year amortization commencing one (1) year after date of the Buyer Note, together with a balloon payment for the remaining principal and interest due upon maturity on the fifth anniversary of the closing of the transaction, (e) be guaranteed by SunLink Parent; and (f) contain a due on sale clause providing that if Buyer or SunLink Parent sells the Company or Buyer is sold, or either of the Company’s or Buyer’s principal businesses are sold (whether at the time of such sale the Company or such business is constituted as a corporation, L.L.C., or otherwise) the balance due on the Buyer Note, both principal and interest, shall be due and paid to Seller in full; provided, however, a transfer to shareholders of SunLink Parent shall not be deemed a sale or disposition of Buyer or the Company for purposes of this provision.

(ii) at least $2,000,000, in shares of the publicly traded common stock of SunLink Parent (the “SunLink Stock”). The SunLink Stock will be valued and issued at closing based upon the average of the closing price of SunLink Parent’s common stock on the American Stock Exchange (“AMEX”) determined for the five trading day period ending two business days prior to closing (the “Closing Price”). With respect to all sales within a period of one (1) year after closing such sales will be governed by and the SunLink Stock sold will be valued as provided in Section 1.03(D). There shall be no restrictions on the sale of SunLink stock (a) other than as above set forth or (b) as otherwise may be provided by law; and

(D) “Sale of SunLink Stock”. After closing, Seller may sell the SunLink Stock only as legally allowed and, with respect to sales on or prior to the first anniversary of the closing date, such SunLink Stock may be sold only (i) pursuant to Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”), which restricts such Stock Sales to a maximum number of shares of SunLink Stock equal to one percent (1%) of the total outstanding shares of Buyer’s common stock in any period of ninety (90) consecutive days commencing six months after closing and such additional ninety (90) day periods during the first anniversary year, (ii) pursuant to a private placement or other exemption from the registration requirements of Section 5 of the Securities Act with respect to which the Seller delivers to Buyer a legal opinion prior to such sale from Seller’s counsel satisfactory to Buyer as to the availability of such exemption or (iii) with Buyer’s consent (which may be given or withheld in Buyer’s sole discretion), pursuant to an effective registration statement under the Securities Act covering the SunLink Stock for which Seller bears the cost and expense. With respect to all arms-length sales of SunLink Stock by Seller to unrelated and unaffiliated parties, but only during the period on or prior to the anniversary of the closing date:

(a) if the price per share of the SunLink Stock sold is at the time of Seller’s sale (based upon the greater of the actual sale price or the average closing sale price for Buyer’s common stock on the AMEX for the five consecutive trading days ending immediately prior to the date of such sale) is more than $1.00 below the value per share fixed at closing, Buyer shall pay to Seller the amount necessary to cover the deficiency minus $1.00 per share. [Example: Stock price is fixed $6 per share at closing and at the time of sale the SunLink Stock is priced as above provided at only $4.50 per share, then Buyer shall pay to Seller $.50 per share to cover the deficiency.] Seller agrees that the Buyer shall have the option exercisable by notice in writing to Seller either (i) to buy back the SunLink Stock if there is a deficiency at such time of more than $1.00 per share below the value per share fixed at closing for a price per share equal to the value fixed at closing less $1.00 per share or (ii) if Buyer believes its stock price is artificially or unreasonably depressed at the time, cause to Seller to postpone the sale of such SunLink stock for up to an additional ten (10) trading days. Seller shall notify Buyer and SunLink Parent of Seller’s intention to sell the SunLink Stock for less than the closing value, by 10:00 a.m.(EST), at least two business days prior to the proposed date of the sale and if Buyer or SunLink Parent chooses to buy said stock, Buyer or SunLink Parent shall exercise this option by notifying Seller of the same by 2:00 p.m. (EST) on the noticed sale date and thereafter by purchasing said stock within ten (10) days for the noticed sale price plus any deficiency as above set forth.

(b) if the price per share of the SunLink Stock sold is at the time of Seller’s sale (based upon the greater of the actual sale price or the average closing sale price for Buyer’s common stock on the AMEX for the five consecutive trading days ending immediately prior to the date of such sale) is greater than $1 per share above the value fixed at closing, Seller shall pay to Buyer one-half of any amount in excess thereof. [Example: Stock price is fixed at closing at $6 per share and at time of sale the stock is priced at $8 per share, then Seller shall pay Buyer one half in excess of $7 per share (i.e., Seller will pay Buyer $.50 per share).]

1.04. Certain Definitions. For purposes of this Agreement, the following terms are hereinafter defined:

(A) “Accounts Receivable” shall be those reflected in the most current audit of Company.

(B) “Merchantable Inventory” shall mean the audited inventory of medical and other supplies of the Company, good and salable to the Company’s customers in the ordinary course of business.

1.05. Exclusions from Purchase and Sale.

Notwithstanding that Buyer is purchasing all of the Equity and Assets, the Buyer hereby agrees that the following assets of the Company shall be excluded from the purchase and sale contemplated by this Agreement and that all rights, title and interest in and thereto shall be assigned and transferred when in hand, immediately and directly to the Stockholders effective and as of the date of Closing (collectively, the “Excluded Assets”):

(i)	all reconciled cash of the Company as of the date of Closing wherever located. The cash will be withdrawn from the Company by the Stockholders as of the close of business on the business day immediately prior to the date of Closing. Any cash left in the Company by the Stockholders in any Company accounts shall be governed by a separate letter agreement between Company and Stockholders.

(ii)	2004 GMC Farm Truck

(iii)	Personal Items of Seller as shown on Schedule 1.05.

(iv)	Settlement proceeds of the Carmichael vs. Baxter pump litigation in the amount of $35,000.00.

Notwithstanding the assignment of the Excluded Assets to the Seller as contemplated pursuant to this Section 1.05, the Company shall at Sellers’ cost and expense, endeavor for a period of up to 90 days after closing in good faith to collect, for and on behalf of the Seller, all of the claims, monies, proceeds and other amounts consisting of or the proceeds of Excluded Assets so as to allow such matters to be resolved in as expeditiously a manner as possible; provided, however, the Company shall not be required to bring any litigation or resort to attorneys or other third party for collection of the same except as specifically provided below. Upon collection of such claims, monies, proceeds and other amounts, if any, the Company shall turn over monthly to the Stockholders any Proceeds received (the “Proceeds”) from the Excluded Assets minus reasonable costs and expenses incurred by the Company in its collection efforts and the amount of any tax liability of the Company resulting from collection or receipt of the Excluded Assets. The Stockholders collectively agree that existing legal counsel for the Company providing representation on claims currently in litigation related to the Excluded Assets shall remain in place and continue to provide legal representation to the Company and Stockholders on these matters following the Closing absent written directive by the Company to a change in legal representation, and provided that the Stockholders shall pay and be liable for all fees, costs, expenses and any counterclaims related to or resulting from such legal representation or claims asserted in respect of Excluded Assets. The Buyer agrees to cause the Company to deliver any waiver of conflict or similar document reasonably requested by such legal counsel so as to evidence this arrangement.

1.06. Closing. The Closing shall take place at the offices of Davidson, Meaux, Sonnier & McElligott, 810 South Buchanan Street, Lafayette, Louisiana at 10:00 a.m., Central Standard Time, on or before April 30, 2008, or at such other place, time or date as may be mutually agreed upon in writing by the Parties.

1.07. Representative; Designation, Authority, Reliance.

1. Agent Appointment

(A) Theodore S. Carmichael is hereby irrevocably appointed as the agent, proxy and attorney-in-fact for Judy Chiasson Carmichael to act pursuant to the provisions of Section 1.04, to agree to any true up required, and to agree to the resolution of any claim of indemnity by or against the Buyer. Judy Chiasson Carmichael agrees that such agency and proxy are coupled with an interest, are therefore irrevocable and shall survive incapacity.

(B) The Buyer is fully entitled to rely upon the foregoing designation of Theodore S. Carmichael as the Agent for Judy Chiasson Carmichael, and is further entitled to rely upon the authority of the Theodore S. Carmichael to act for and on behalf of the Sellers, including without limitation, Judy Chiasson Carmichael as above set forth.

2. Representations of the Stockholders Regarding the Shares

The Stockholders, jointly and severally, represent and warrant to the Buyer as follows:

(a) That each Stockholder has good and marketable title to the respective number of Shares owned by him or her (as set forth in Section 3.02) free and clear of any and all covenants, conditions, restrictions, voting trust arrangements, liens, charges, encumbrances, options and adverse claims or rights whatsoever. The Shares constitute all of the issued and outstanding shares of capital stock of the Company.

(b) The Stockholders each have the full right, power and authority to enter into this Agreement and to transfer, the Shares to the Buyer at the Closing and, upon consummation of the purchase contemplated hereby, the Buyer will acquire from the Stockholders good and marketable title to the Shares free and clear of all covenants, conditions, restrictions, voting trust arrangements, liens, charges, encumbrances, options and adverse claims or rights whatsoever.

(c) The Stockholders are not a party to, subject to or bound by any agreement or any judgment, order, writ, prohibition, injunction or decree of any court or other governmental body which would prevent the execution or delivery of this Agreement by the Stockholders or Company or the transfer, and sale of the Shares pursuant to the terms hereof.

(d) Except as set forth on Schedule 2(d) attached hereto, no broker or finder has acted for the Seller in connection with this agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder’s fee or other commissions in respect of such transactions based upon agreements, arrangements or understandings made by or on behalf of the Seller.

3. Representations of the Stockholders and the Company Regarding the Company

The Stockholders and the Company acknowledge that the representations, warranties and covenants contained herein are a material inducement to Buyer entering into the transactions contemplated by this Agreement. The Stockholders and the Company, jointly and severally, hereby represent, warrant and covenant to the Buyer that:

3.01. Organization. The Company is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the State of Louisiana, and has all requisite power and authority (corporate) to own and use the properties owned and used by it, to carry on its business as now being conducted, to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby. The Company is duly qualified to conduct business and is in corporate and tax good standing under the laws of the States of Louisiana and Texas, which jurisdictions constitute the only jurisdictions in which the Company’s current business or the ownership or leasing of its properties requires such qualification. Certified copies of the Articles of Incorporation, and the Bylaws of the Company, as amended to date, have been delivered to the Buyer, are complete and correct, and no amendments have been made thereto or have been authorized since the date thereof. The Company is not in default under or in violation of any provision of its Articles of Incorporation or Bylaws.

3.02. Capitalization of the Company. The Company’s authorized capital stock consists of 5000 shares of common stock, of which 2,000 shares are issued and outstanding on the date hereof, 1,000 of which are held of record and beneficially by Theodore S. Carmichael, and 1000 shares of which are held of record and beneficially by Judy Chiasson Carmichael. All such issued and outstanding shares of Common Stock have been and on the date of Closing will be duly authorized and validly issued and are fully paid and non-assessable and free of preemptive rights. There are not, and on the date of Closing there will not be, authorized or outstanding

(i) any other shares of common stock, preferred stock or other equity interest, (ii) any subscriptions, options, warrants or other rights (contingent or otherwise) to purchase or acquire from the Company any capital stock of the Company; (iii) any securities convertible into or exchangeable for shares of such stock; or (iv) any other commitments of any kind for the issuance of additional shares of capital stock or options, warrants or other securities of the Company. No shares of the issued and outstanding shares of Common Stock are held in the treasury of the Company. The Company has no obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right, or to issue or distribute any evidences of indebtedness or assets of the Company. The Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or to make any other distribution in respect thereof. All of the issued and outstanding shares of capital stock of the Company have been offered, issued and transferred by the Company pursuant to proper corporate authorizations.

3.03. Subsidiaries.

(a) The only legal entities in which the Company owns any equity interest, or similar voting or control rights are Carmichael’s Nutritional Distributor, Inc., a Louisiana corporation and Breath of Life Home Health Equipment, Inc., a Louisiana corporation (the “Subsidiaries”). The Company owns one hundred percent of the issued and outstanding capital stock and equity interest of the Subsidiaries. The Subsidiary Carmichael’s Nutritional Distributor, Inc. was organized specifically to allow the Company to secure certain discounts available only to distributors. The Subsidiary Breath of Life Home Health Equipment, Inc. was acquired so as to set up and infuse the expansion of the Company’s home health equipment business. The Subsidiaries have and/or will function only as flow through entities for the Company and have and/or will have no separate earnings, assets, debts or liabilities. The Subsidiaries during 2007 no longer have employees and will not conduct any business operations or file any tax returns except as necessary to close out separate transactions of the Subsidiaries from the Company.

(b) The Company does not own any capital stock of or other equity interest in any corporation, partnership, trust, limited liability company, or other entity, other than the Subsidiaries. The shares of capital stock of each Subsidiary as set forth in Schedule 3.03 have been duly authorized and validly issued and are fully paid and non-assessable and free of preemptive rights. All shares of each Subsidiary that are held of record or beneficially by either the Company or any Subsidiary are held or owned free and clear of any restrictions on transfer, claims, liens, security interests, options, warrants, rights, contracts, calls, commitments, equities and demands.

(c) There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company or the Subsidiary is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of the Subsidiaries. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of the Subsidiaries.

3.04. Authorization. The execution and delivery by the Seller of this Agreement and the agreements provided for herein, and the consummation by the Company of all transactions contemplated hereunder and thereunder by the Company, have been duly authorized by all requisite corporate action. This Agreement has been duly executed by the Company and the Stockholders. This Agreement and all other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which the Company or the Stockholders are a party constitute the valid and legally binding obligations of the Company and the Stockholders, enforceable against them in accordance with their respective terms. The execution, delivery and performance by the Company and the Stockholders of this Agreement and the agreements provided for herein, and the consummation by the Company and the Stockholders of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, (a) to the Best Knowledge of Stockholders and the Company, violate the provisions of any law, rule or regulation applicable to the Company or the Stockholders; (b) violate the provisions of the Articles of Incorporation or Bylaws of the Company; (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator; or (d) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of the Company pursuant to, any indenture, mortgage, deed of trust or other instrument or agreement to which the Company is a party or by which the Company or any of its properties is or may be bound. Schedule 3.04 attached hereto sets forth a true, correct and complete list of all consents and approvals of third parties that are required in connection with the consummation by the Company of the transactions contemplated by this Agreement.

3.05. Financial Statements.

(a) Attached hereto as Schedule 3.05A are (i) the compiled statement of assets, liabilities and equity – income tax basis of the Company as of December 31, 2007 (the “Balance Sheet”) and the related statement of revenues and expenses – income tax basis, for the year then ended (collectively, the “Financial Statements”). The Financial Statements have been prepared on the accounting basis used by the Company for income tax purposes, which is a comprehensive basis of accounting other than generally accepted accounting principles, applied consistently with the Company’s past practice throughout the periods covered thereby and, in the case of the Financial Statements, have been compiled by Dugas, Soileau & Breaux, LLC, CPA the Company’s public accountants, and (ii) the Audits performed by Thibodaux, Hebert, Deshotels, Leblanc, CPA dated December 31, 2006 and May 31, 2007 respectively which were prepared in accordance with GAAP.

The Financial Statements are true and correct and fairly present the financial condition, results of operations and cash flows of the Company’s business as of the respective dates thereof and for the periods referred to therein, and except as set forth in Schedule 3.05B, are consistent with books and records of the Company. A summary of the accounting basis used by the Company in preparing the Financial Statements is set forth in Schedule 3.05B which also notes all material variances from GAAP.

3.06. Absence of Undisclosed Liabilities. Except as and to the extent (a) reflected and reserved against in the Current Balance Sheet, (b) set forth on Schedule 3.06 attached hereto, or (c) incurred in the ordinary course of business after the date of the Current Balance Sheet and not material in amount individually the Company has no liability or obligation, secured or unsecured, whether accrued, absolute, contingent, unasserted or otherwise, which is material to the condition (financial or otherwise) of the assets, properties, business or prospects of the Company and the Subsidiaries taken as a whole. For purposes of this Subsection 3.06, “material” means any amount in excess of $25,000.

3.07. Litigation. Except as set forth on Schedule 3.07 attached hereto (a) there is no action, suit or proceeding to which the Company or any of the Subsidiaries is a party which has been served upon the Company or the Subsidiary or, to the Best Knowledge of the Stockholders, served or threatened before any court or governmental agency, authority, body or arbitrator and, to the Best Knowledge of the Stockholders, there is no basis for any such action, suit or proceeding; (b) neither the Company nor any of the Stockholders, nor any officer, director or employee of any of the foregoing, has been permanently or temporarily enjoined by any order, judgment or decree of any court or any governmental agency, authority or body from engaging in or continuing any conduct or practice in connection with the business, assets, or properties of the Company or any of the Subsidiaries; and there is not in existence on the date hereof any order, judgment or decree of any court, tribunal or agency enjoining or requiring the Company or any of the Subsidiaries to take any action of any kind with respect to its business, assets or properties.

3.08. Insurance. Schedule 3.08 attached hereto sets forth a true, correct and complete list of all fire, theft, casualty, general liability, workers compensation, business interruption, environmental impairment, product liability, automobile and other insurance policies maintained by the Company and of all life insurance policies maintained on the lives of any of their employees, specifying the type of coverage, the amount of coverage, the premium, the insurer and the expiration date of each such policy (collectively, the “Insurance Policies”) and all claims made under such Insurance Policies since January 1, 2006. True, correct and complete copies of all Insurance Policies have been delivered by the Stockholders or the Company to the Buyer. The Insurance Policies are in full force and effect and are in amounts of a nature which are customary for the Company’s business. All premiums due on the Insurance Policies or renewals thereof have been paid, and there is no default in payment under the Insurance Policies to the Best Knowledge of the Stockholders and the Company. Except as set forth on Schedule 3.08, the Company has not received any notice or other communication from any issuer of the Insurance Policies canceling or materially amending any of the Insurance Policies, materially increasing any deductibles or retained amounts thereunder, or materially increasing the annual or other premiums payable thereunder, and, to the Best Knowledge of the Stockholders, no such cancellation, amendment or increase of deductibles, retainages or premiums is threatened. Except as set forth on Schedule 3.08, the Company has no outstanding claims or any dispute with any insurance carrier regarding claims, settlements or premiums and the Company has not failed to give any notice or present any claim under any Insurance Policy in due and timely fashion. To the Best Knowledge of the Stockholders, there are no outstanding requirements or recommendations by any issuer of the Insurance Policies or by any Board of Fire Underwriters or other similar body exercising similar functions or by any governmental authority exercising similar functions which requires or recommends any changes in the conduct of the business of, or any repairs or other work to be done on or with respect to any of the properties or assets of, the Company.

3.09. Personal Property; Liens. This Section 3.09 relates to all items of tangible personal property owned by the Company as of the date hereof or not owned by the Company but in the possession of or used by the Company in the business of the Company (collectively, the “Personal Property”). To the Best Knowledge of Company and Stockholders, Schedule 3.09 attached hereto sets forth (i) a true, correct and complete list of all items of Personal Property with a value in excess of $10,000, and (ii) with respect to each item of Personal Property not owned by the Company, a description of the owner thereof and any agreement relating to the use thereof and the circumstances under which such Personal Property is used. With regard to Personal Property of Company:

(a) the Company has, or upon closing will have, good and marketable title to each item of its Personal Property, including, without limitation, Personal Property set forth in Schedule 3.09, free and clear of all liens, leases, encumbrances, claims under bailment and storage agreements, equities, security interests, charges and restrictions (“Liens”), except for inchoate liens, if any, for personal property taxes not due;

(b) no officer, director, stockholder or employee of the Company, nor any spouse, child or other relative or affiliate thereof, owns directly or indirectly, in whole or in part, any of the Company’s Personal Property;

(c) each item of Personal Property not owned by the Company is in such condition that upon the return of such property to its owner in its present condition at the end of the relevant lease term the Company will be discharged;

(d) the Company’s Personal Property is in good operating condition and repair, normal wear and tear excepted, is currently used by the Company in the ordinary course of its business and normal maintenance has been consistently performed with respect to the Personal Property; and

(e) the Company owns or otherwise has the right to use all of the Personal Property now used or useful in the operation of its business.

3.10. Intangible Property.

The Company owns or has the right to use all intangible property, including patents, trade names, trademarks, trade name and trademark registrations, copyrights and copyright registrations, and domain name registrations and applications (collectively, “Intangible Property”) used or employed in its business.

3.11. Leases. Schedule 3.11 attached hereto sets forth (a) a true, correct and complete list as of the date hereof of all leases (written or oral) of real and/or personal property, identifying separately each ground lease, in all such cases as to which the Company is a party (collectively, the “Leases” and individually “Lease”). True, correct and complete copies of all written Leases and all amendments, modifications and supplemental agreements thereto, have been delivered by the Stockholders or the Company to the Buyer. The Leases are in full force and effect, are binding and enforceable against each of the parties thereto in accordance with their respective terms and, except as set forth therein, have not been modified or amended since the date of delivery to the Buyer. No party to any Lease has sent written notice to the other claiming that such party is in default thereunder and that such default remains uncured. Except as set forth on Schedule 3.11, there has not occurred any event which constitutes, or with the lapse of time or giving of notice, or both, would constitute a breach of or default in the performance of any covenant, agreement or condition contained in any Lease. The Company is not obligated to pay any leasing or brokerage commission relating to any Lease and, except as set forth on Schedule 3.11, the Company will not have any obligation to pay any leasing or brokerage commission upon the renewal of any Lease. Except as set forth on Schedule 3.11, no construction, alteration or other leasehold improvement work with respect to any of the Leases remains to be paid for or to be performed by the Company.

3.12. Real Estate. The Company neither owns, nor has the Company ever owned, any real property.

3.13. Merchantable Inventory. The Merchantable Inventory will be determined and valued pursuant its definition set forth herein. See Subsection 1.04(B)

3.14. Accounts Receivable. Accounts Receivable will be determined and valued pursuant to its definition set forth herein. Subsection 1.04(A). All Accounts Receivable arose out of the sales of inventory or services in the ordinary course of business of the Company.

3.15. Sales; Customer Data. Schedule 3.15 is a complete and accurate summary of the sales made by the Company, and certain customer data, during the twelve (12) month period immediately preceding the date hereof; and for the customers doing more than 5% of the Company’s business included is the customer name, address, phone number, contact person, customer type and sales volume during such period. Except as set forth on Schedule 3.15, the Company has good customer relations and none of the customers of the Company that would materially affect the Company’s business and/or operations has notified the Company that it intends to discontinue or materially reduce its relationship with the Company.

3.16. Tax Matters.

(a) Except as set forth on Schedule 3.16 attached hereto:

(i)	Within the times and in the manner prescribed by law, the Company has filed all federal, state and local tax returns and all tax returns for foreign countries, provinces and other governing bodies having jurisdiction to levy taxes upon them which are required to be filed;

(ii)	The Company has paid all taxes, interest, penalties, assessments and deficiencies which have become due or which have been claimed to be due, including without limitation income, franchise, real estate, sales and withholding taxes and other employee benefits;

(iii)

The unpaid taxes of the Company for tax periods through the Current Balance Sheet Date (December 31, 2007) do not exceed the accruals and reserves for taxes set forth on the Current Balance Sheet. The Company has no actual or potential liability for any tax obligation of any taxpayer (including any affiliated group of corporations or other entities that included the Company during a prior period) other than the Company. All taxes that the Company is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper governmental entity.

(iv)	The Stockholders or the Company have delivered to the Buyer complete and accurate copies of all federal income tax returns, examination reports and statements of deficiencies assessed against or agreed to by the Company since December 31, 2000.

(v)	The Company has not waived or extended any applicable statute of limitations relating to the assessment of federal, state, local or foreign taxes;

(vi)	No examinations of the federal, state, local or foreign tax returns of the Company is currently in progress or threatened and no deficiencies have been asserted or assessed against the Company as a result of any audit by the Internal Revenue Service or any state or local taxing authority and no such deficiency has been proposed or threatened;

(vii)	The Company has not filed a consent pursuant to Section 341(f) of the Internal Revenue Code of 1954, as amended (the “Code”) relating to collapsible corporations nor has any such corporation agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code);

(viii)	The Company has never participated in or cooperated with an international boycott, within the meaning of Section 999 of the Code, nor has any such corporation had operations which are or may hereafter become reportable under Section 999 of the Code;

(ix)	The Company has not undergone a change in its method of accounting resulting in an adjustment to its taxable income pursuant to Section 481 of the Code;

(x)	No state or federal “net operating loss” of the Company determined as of the date of Closing is subject to limitation on its use pursuant to Section 382 of the code or comparable provisions of state law as a result of any “ownership change” within the meaning of Section 382(g) of the code or comparable provisions of any state law occurring prior to the date of Closing.

(xi)	The Company (and any predecessor of the Company) has been a validly electing S corporation within the meaning of Code Sections 1361 and 1362 at all times during its existence and the Company will be an S corporation up to and including the date of Closing;

(xii)	Schedule 3.16 identifies each subsidiary of the Company, including the Subsidiaries, that are qualified subchapter S subsidiaries within the meaning of Code Section 1361(b)(3)(B). Each subsidiary of the Company so identified has been a qualified subchapter S subsidiary at all times since the date shown on such schedule up to and including the date of Closing; and

(xiii)	The Company is not and will not be liable for any tax under Code Section 1374 or otherwise under any state or local law or regulation in connection with the deemed sale of the Company’s assets (including the assets of any qualified subchapter S subsidiary) caused by the election of the parties to be made pursuant to Code Section 338(h)(10).

(b) Schedule 3.16 attached hereto sets forth those taxable years for which the tax returns of the Company have been reviewed or audited by applicable federal, state, local and foreign taxing authorities and those tax years for which said tax returns have received clearances or other indications of approval from applicable federal, state, local and foreign taxing authorities. No issue or issues have been raised in connection with any prior or pending review or audit of said federal, state, local or foreign tax returns which the Stockholders reasonably believe may be expected to be raised in the future by such taxing authorities in connection with the audit or review of the tax returns of the Company.

3.17. Books and Records. Except as set forth on Schedule 3.17, the minute books and other similar records of the Company and the Subsidiaries contain the records of actions taken at any meetings of the Company’s or such Subsidiaries’ stockholders, Board of Directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting. The Comparative Financial Statements (except as otherwise specifically limited herein) accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of the Company.

3.18. Contracts and Commitments.

(a) Schedule 3.18 attached hereto contains a true, complete and correct list and description of the following contracts and agreements, whether written or oral (exclusive of Leases of real property disclosed on Schedule 3.11) (collectively, the “Contracts”):

(i) all loan agreements, indentures, mortgages and guaranties to which the Company is a party or by which the Company or any of its property is bound;

(ii) all pledges, conditional sale or title retention agreements, security agreements, equipment obligations, personal property leases and lease purchase agreements to which the Company is a party or by which the Company or any of its property is bound;

(iii) all contracts, agreements, commitments, purchase orders or other understandings or arrangements to which the Company is a party or by which the Company or any of its property is bound which (A) involve payments or receipts by the Company or any of the Subsidiaries of more than $25,000 in the case of any single or related series of transactions, agreements, commitments, understandings or arrangements under which full performance (including payment) has not been rendered by all parties thereto or (B) which could materially adversely affect the condition (financial or otherwise) or the properties, assets, business or prospects of the Company;

(iv) all collective bargaining agreements, employment and consulting agreements, executive compensation plans, bonus plans, deferred compensation agreements, pension plans, retirement plans, employee stock option or stock purchase plans and group life, health and accident insurance and other employee benefit plans, agreements, arrangements or commitments to which the Company is a party or by which the Company or any of its property is bound;

(v) all agency, distributor, sales representative, franchise or similar agreements to which the Company is a party or by which the Company or any of its property is bound;

(vi) all contracts, agreements or other understandings or arrangements between the Company and the Stockholders or their affiliates;

(vii) all personal property leases (not Real Estate), whether operating, capital or otherwise, under which the Company is lessor or lessee;

(viii) all contracts, agreements and other documents or information relating to past disposal of waste (whether or not hazardous);

(ix) all contracts, agreements or other arrangements imposing a non-competition or non-solicitation obligation on the Company; and

(x) any other material agreements or contracts entered into by the Company.

(b) With regard to the Contracts listed on Schedule 3.18:

(i) each Contract is legal, valid, binding and enforceable and in full force and effect, and to the Best Knowledge of the Company and Stockholders each Contract will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing.

(ii) the Company has fulfilled or fully performed all material obligations required or contemplated to be fulfilled or performed pursuant to the Contracts to have been performed by the Company, on its part prior to the date hereof, and the Company, has no reason to believe that it will not be able to fulfill, when due, all of its obligations under the Contracts which remain to be performed after the date hereof;

(iii) the Company is not in breach of or default under any Contract, and no event has occurred which with the passage of time or giving of notice or both would constitute such a default, result in a loss of rights or result in the creation of any lien, charge or encumbrance, thereunder or pursuant thereto;

(iv) to the Best Knowledge of the Company and Stockholders, there is no existing breach or default by any other party to any Contract, and no event has occurred which with the passage of time or giving of notice or both would constitute a default by such other party, result in a loss of rights or result in the creation of any lien, charge or encumbrance thereunder or pursuant thereto;

(v) the Company is not restricted by any Contract from carrying on its business anywhere in the areas where it is currently doing business or, to the Best Knowledge of the Stockholders and the Company anywhere else in the world;

(vi) the Company has no written or oral contracts to sell products or perform services which are expected to be performed at, or to result in, a loss;

(vii) the Company has not experienced any shortages of inventories or other supplies (collectively “Supplies”) within the twelve (12) month period preceding the date hereof, and the Company has on hand, or has reason to believe it can timely obtain, a sufficient quantity of Supplies to satisfy all outstanding orders heretofore received and all orders anticipated to be received from the date hereof through the date of Closing; and

(viii) the Company has not experienced any shortages of raw materials (“Raw Materials”) within the twelve (12) month period preceding the date hereof, and the Company has on hand, or has reason to believe they can timely obtain, a sufficient quantity of Raw Materials to satisfy all outstanding orders heretofore received and all orders anticipated to be received through the date of Closing.

(c) True, correct and complete copies of all Contracts set forth on Schedule 3.18 have been delivered by the Company or the Stockholders to the Buyer.

3.19. Licenses; Compliance with Agreements and Laws.

(a) The Company has all requisite healthcare, pharmaceutical and other licenses, permits and certificates, including environmental, health and safety permits, from federal, state and local authorities necessary to conduct its business and own and operate its assets (collectively, the “Licenses”). Schedule 3.19 attached hereto sets forth a true, correct and complete list of all such Licenses, copies of which have been delivered by the Company or the Stockholders to the Buyer. Upon the closing of the transactions contemplated by this Agreement all such Licenses shall remain in full force and effect. The Company is not in violation of any law, regulation or ordinance (including, without limitation, laws, regulations or ordinances relating to building, zoning, environmental, disposal of hazardous substances, land use or similar matters) relating to its properties. The business of the Company as conducted has not violated, and on the date hereof does not violate, in any material respect, any federal, state, local or foreign laws, regulations or orders (including, but not limited to, any of the foregoing relating to employment discrimination, occupational safety, environmental protection, hazardous waste, conservation, corrupt practices, controlled substances, health and health care industry regulations, third-party reimbursement laws (including Medicare and Medicaid), the Controlled Substances Act or the Federal Food, Drug and Cosmetic Act (as amended by the Prescription Drug Marketing Act of 1987), as amended), the State of Connecticut Joint Commission on Accreditation of Healthcare Organizations (“JCAHO”), the enforcement of which would have a material adverse effect on the results of operations, condition (financial or otherwise), assets, properties business or prospects of the Company. Except as set forth on Schedule 3.19, the Company has not received notice or communication from any federal, state or local governmental or regulatory authority or otherwise of any such actual or alleged violation or noncompliance.

(b) Neither the Company, its Stockholders nor any present or former officer, director, employee or agent of the Company, have engaged in any activities which are in violation of Medicare, Medicaid, the rules and regulations of the JCAHO or any other “State Health Care Program” (as defined in Section 1128(h) of the Social Security Act (“SSA”)) or “Federal Health Care Program” (as defined in SSA Section 1128B(f) under §§ 1320a-7, 1320a-7a, 1320-7b, or 1395nn of Title 42 of the Code, the federal Civilian Health and Medical Plan of the Uniformed Services (“CHAMPUS”) statute, or the regulations promulgated pursuant to such statutes or regulations or related state or local statutes or which are prohibited by any private accrediting organization from which the Company seeks accreditation or by generally recognized professional standards of care or conduct, including but not limited to the following activities: (i) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment; (ii) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment; or (iii) presenting or causing to be presented a claim for reimbursement under CHAMPUS, Medicare, Medicaid or any other State Health Care Program or Federal Health Care Program that is (A) for an item or service that the person presenting or causing to be presented knows or should know was not provided as claimed, (B) for an item or service which the person presenting knows or should know that the claim is false or fraudulent, (C) knowingly and willfully offering, paying, soliciting or receiving any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind in return for referring, or to induce the referral of, an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by CHAMPUS, Medicare, Medicaid, or any other State Health Care Program or Federal Health Care Program, or in return for, or to induce, the purchase, lease, or order, or the arranging for or recommending of the purchase, lease, or order, or any good, facility, service, or item for which payment may be made in whole or in part by CHAMPUS, Medicare, Medicaid or any other State Health Care Program or Federal Health Care Program certification, or (D) knowingly and willfully making or causing to be made or inducing or seeking to induce the making of any false statement or representation (or omitting to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading) or a material fact with respect to the conditions or operations of a facility in order that the facility may qualify for CHAMPUS, Medicare, Medicaid or any other State Health Care Program or Federal Health Care Program certification, or information required to be provided under SSA § 1124A.

(c) The Company is not in violation of any federal, state, county or municipal authority law, ruling, order, decree, regulation, permit, or other environmental or hazardous waste requirement applicable to the Company relating to health, safety, pollution, hazardous waste, environmental or other similar matters, which has not been entirely corrected or which has or could have an adverse impact on the transactions contemplated herein or upon the Company’s assets, business, property, condition (financial or otherwise) or operations.

(d) For purposes of this Subsection 3.19, “hazardous waste” means “hazardous waste” as defined in the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6921 et. seq., and the regulations adopted pursuant thereto.

3.20. Employee Relations.

(a) The Company and Stockholders are in compliance in all material respects with all federal, state and municipal laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, and is not engaged in any unfair labor practice, and there are no arrears in the payment of wages or social security taxes.

(b) Except as set forth on Schedule 3.20 attached hereto:

(i) none of the employees of the Company is represented by any labor union;

(ii) there is no unfair labor practice complaint against the Company pending, or to the Best Knowledge the Stockholders and the Company, threatened before the National Labor Relations Board or any state or local agency;

(iii) there is no pending, or to the Best Knowledge the Stockholders and the Company, threatened labor strike or other material labor trouble affecting the Company (including, without limitation, any organizational drive);

(iv) there is no material labor grievance pending, or to the Best Knowledge the Stockholders and the Company, threatened against the Company;

(v) there is no pending representation question respecting the employees of the Company;

(vi) there are no pending, or to the Best Knowledge the Stockholders and the Company, threatened arbitration proceedings arising out of or under any collective bargaining agreement to which the Company is or has been a party, and to the Best Knowledge of the Stockholders, there is no basis for which a claim may be made under any collective bargaining agreement to which the Company is a party; and

(vii) the Company has no continuing obligation for health, life, medical insurance or other similar fringe benefits to any former employee of the Company except as heretofore listed or under COBRA provisions.

(c) Schedule 3.20 sets forth a true, correct and complete list of the current payroll of the Company, including the job descriptions and salary or wage rates of each of their employees, showing separately for each such person who received an annual salary in excess of $25,000 the maximum amounts paid or payable as salary and bonus payments for the fiscal year ended December 31, 2007. Except as set forth in Schedule 3.20, the Company has made no increase in salary or wage rates of any employee since May 31, 2007.

(d) To the Best Knowledge of the Stockholders and the Company, no current employee of the Company is currently, nor has any current employee revealed any intention to be, engaged in any business activities directly or indirectly competitive with the business of the Company.

(e) For purposes of this Subsection 3.20, the term “employee” shall be construed to include sales agents and other independent contractors who spend a majority or substantial portion of their working time on the business of the Company.

3.21. Employee Benefit Plans.

(a) Employee Plans. Schedule 3.21 attached hereto contains a true, correct and complete list of all pension, benefit, profit sharing, retirement, deferred compensation, welfare, insurance, disability, bonus, vacation pay, severance pay and other similar plans, programs and agreements, whether reduced to writing or not, other than any “multiemployer plan” as such term is defined in Section 4001(a)(3) of ERISA, relating to the Company’s employees, or maintained at any time by the Company or by any other member (hereinafter, “Affiliate”) of any controlled group of corporations, group of trades or businesses under common control, or affiliated service group (as defined for purposes of Section 414(b), (c) and (m), respectively, of the Code (the “Employee Plans”) and, except as set forth on Schedule 3.21 attached hereto, the Company has no obligations, contingent or otherwise, past or present, under applicable law or the terms of any Employee Plan.

(b) Prohibited Transactions. Neither the Company nor any of its directors, officers, employees or agents, or any “party in interest” or “disqualified person,” as such terms are defined in Section 3 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and Section 4975 of the Code has, with respect to any Employee Plan, engaged in or been a party to any nonexempt “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA, in connection with which, directly or indirectly, the Buyer or any of its Affiliates, directors or employees or any Employee Plan or any related funding medium could be subject to either a penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code.

(c) Compliance. With respect to all Employee Plans, the Company is in compliance with the requirements prescribed by any and all statutes, orders or governmental rules or regulations currently in effect, including, but not limited to, ERISA and the Code, applicable to such Employee Plans. The Company has in all respects performed all obligations required to be performed by them under, and is not in violation in any respect of, and there has been no default or violation by any other party with respect to, any of the Employee Plans. Except as set forth on Schedule 3.21 attached hereto: (i) none of the Employee Plans which are subject to Title IV of ERISA has been or will be terminated in whole or in part within the meaning of ERISA or the Code; (ii) no liability has been incurred to, nor has any event or circumstance occurred, nor will any event or circumstance occur prior to the date of Closing, which could result in such a liability being asserted by, the Pension Benefit Guaranty Corporation (“PBGC”) with respect to any Employee Plan (other than the payment of annual premiums under Section 4007 of ERISA or benefits payable in accordance with the terms of such Employee Plan); (iii) no Employee Plan that is subject to Part 3 of Subtitle B of Title I of ERISA or Section 412 of the Code, or both, incurred any “accumulated funding deficiency” (as defined in ERISA), whether or not waived; (iv) the Company has not failed to pay any amounts due and owing as required by the terms of any Employee Plan; (v) there has been no “reportable event” within the meaning of Section 4043(b)(1)-(9) of ERISA, or any event described in Section 4063(a) of ERISA, with respect to any Employee Plan, other than as disclosed herein or on accompanying schedules; (vi) Company has not failed to make any payment to an Employee Plan required under Section 302 of ERISA nor has any lien ever been imposed under Section 302(f) of ERISA; (vii) the Company has not adopted an amendment to any Employee Plan which requires the provision of security under Section 307 of ERISA, (viii) the PBGC has not instituted any proceedings to terminate an Employee Plan pursuant to Section 4042 of ERISA.

(d) Multiemployer Plans. Schedule 3.21 lists each and every multiemployer plan to which the Company contributes is required to contribute, or has ever been required to contribute. No multiemployer plan listed in Schedule 3.21 is in “reorganization” (as defined in Section 4241 of ERISA) or “insolvent” (as defined in Section 4245 of ERISA). The Company has not withdrawn or is reasonably expected to withdraw from a multiemployer plan in a complete or partial withdrawal which has resulted or will result in “withdrawal liability,” as defined for purposes of Part I of Subtitle E of Part IV of ERISA, with respect to any such plan which has not been satisfied in full. The Company has made all contributions to any such plan as are required through the date of Closing under the terms of any such plans or applicable statutes, regulations, rulings and other applicable law; and no event has occurred, or can occur prior to the date of Closing, which could give rise to any other liability (other than a continuing obligation to contribute to such plan(s) under the terms of any applicable collective bargaining agreements) on the part of the Company or the Buyer, officers, employees or directors with respect to such plan(s).

(e) Retiree Benefits. Except as set forth in Schedule 3.21, no Employee Plan provides health or life insurance benefits for retirees. No such plan contains any provisions, and no commitments or agreements exist, which in any way would limit or prohibit the Buyer from amending any such plan to reduce or eliminate such retiree benefits.

(f) Copies of Employee Plans and Related Documents. The Company has delivered to the Buyer true, correct and complete copies of all Employee Plans which have been reduced to writing and written descriptions of all Employee Plans which have not been reduced to writing, and all agreements, including trust agreements and insurance contracts, related to such

Employee Plans, and the Summary Plan Description and all modifications thereto for each Employee Plan communicated to employees. With respect to each Employee Plan that is a “defined benefit plan,” as such term is defined in Section 3(35) of ERISA (the “Defined Benefit Plans”), true, correct and complete copies of (i) the annual actuarial valuation reports for the last five years, (ii) the Form 5500 and Schedule A or B thereto, or both, filed for the last five years and (iii) any filings made with the Pension Benefit Guaranty Corporation, Internal Revenue Service or Department of Labor, or any correspondence with or from such agencies, regarding the termination of any such Defined Benefit Plan, have been delivered to the Buyer.

(g) Qualifications. Each Employee Plan intended to qualify under Section 401(a) of the Code has been determined by the Internal Revenue Service to so qualify, and the trusts created thereunder have been determined to be exempt from tax under the provisions of Section 501(a). Each Employee Plan which is a funded welfare benefit plan intended to be exempt from tax under the provisions of Section 501(c)(9) of the Code has been determined by the Internal Revenue Service to be so exempt. Copies of all determination letters with respect to each such Employee Plan have been delivered by the Company to the Buyer, and nothing has since occurred, or will occur prior to the date of Closing, which might cause the loss of such qualification or exemption, no such Employee Plan has been operated in a manner which would cause it to be disqualified in operation, and all such Employee Plans have been administered in compliance with and consistent with all applicable requirements of the Code and ERISA, including, without limitation, all reporting, notice, and disclosure requirements.

(h) Funding Status, Etc.

(i) Except as set forth on Schedule 3.21, neither the Company nor any corporation or trade or business (whether or not incorporated) which would be treated as a member of the controlled group of the Company under Section 4001(a)(14) of ERISA would be liable for (A) any amount pursuant to Section 4062, 4063, 4064, 4068 or 4069 of ERISA if any of the Employee Plans which are subject to Title IV of ERISA were to terminate or (B) any amount pursuant to Section 4201 of ERISA if a complete or partial withdrawal from any multiemployer plan listed on Schedule 3.21 occurred before the Closing. Except as set forth on Schedule 3.21, all Employee Plans which are subject to Title IV of ERISA have no unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA. There is no unpaid contribution due with respect to the plan year of any such Defined Benefit Plan ended prior to the date of Closing, as required under the minimum funding requirements of Section 412 of ERISA.

(ii) With respect to each Employee Plan which is a qualified defined contribution pension, profit-sharing or stock bonus plan, as defined in ERISA, all employer contributions accrued for plan years ending prior to the date of Closing under the Plan terms and applicable law have been made by the Company. To the extent not heretofore satisfied or accrued on the Current Balance Sheet, the Stockholders shall be responsible for, and shall cause to be paid without using any of the Company’s assets, a pro rata portion of the employer contribution for the plan year in which the date of Closing falls.

(iii) All premiums or other payments required by the terms of any group or individual insurance policies and programs maintained by the Company and covering any present or former employees of the Company with respect to all periods up to and including the date of Closing have been fully paid for the length of the obligation.

(i) Claims and Litigation. Except as set forth on Schedule 3.21, there are no threatened or pending claims, suits or other proceedings by present or former employees of the Company or its affiliates, plan participants, beneficiaries or spouses of any of the above, the Internal Revenue Service, the PBGC, or any other person or entity involving any Employee Plan including claims against the assets of any trust, involving any Employee Plan, or any rights or benefits thereunder, other than ordinary and usual claims for benefits by participants or beneficiaries including claims pursuant to domestic relations orders.

(j) No Implied Rights. Nothing expressed or implied herein shall confer upon any past or present employee of the Company, his or her representatives, beneficiaries, successors and assigns, nor upon any collective bargaining agent, any rights or remedies of any nature, including, without limitation, any rights to employment or continued employment with the Company, the Buyer, or any successor or affiliate.

(k) Continuation, Transfer and Termination. Schedule 3.21 describes which Employee Plans are to be continued by the Company following the date of Closing and which are to be terminated. At the Buyer’s election, the Company shall take any actions as may be necessary or appropriate under all applicable laws and the terms of the Employee Plans to establish the Buyer, or an affiliate of the Buyer, as having all rights and obligations with respect to any of the Employee Plans which are to be continued including, without limitation, rights with respect to all annuity or insurance contracts which form a part of any of such Employee Plans, together with all other Employee Plan assets. The Company shall obtain as of the date of Closing any and all consents from trustees required to effect any transfer of any trust(s) related to such assumed Employee Plans to such trustee(s) as may be appointed by the Buyer.

(l) Liabilities. Except as heretofore accrued on the Current Financial Statements, there are no liabilities with respect to any Employee Plan which liability relates to any period prior to the date of Closing, including, without limitation, any taxes, accrued vacation or sick pay (whether or not vested), accrued vacation, sick and personal leaves, employee policies, employee benefit claims or liability to the Pension Benefit Guaranty Corporation. Without limitation of the foregoing, Schedule 3.21 attached hereto sets forth all amounts of severance pay (or the method of calculating such amounts based on the exact date of Closing) to which employees of the Company (i) will be entitled on the date of Closing by reason of the consummation of the transactions contemplated by this Agreement or (ii) will have accrued prior to the date of Closing and which will be payable to them upon any subsequent termination of their employment after the date of Closing.

3.22. Environmental Matters.

(a) The Company has complied with all applicable Environmental Laws (as defined below). There is no pending or threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Company.

(b) The Company does not have any liabilities or obligations arising from the release of any Materials of Environmental Concern (as defined below) into the environment.

(c) The Company is not a party to or bound by any court order, administrative order, consent order or other agreement between the Company and any Governmental Entity entered into in connection with any legal obligation or liability arising under any Environmental Law.

(d) Set forth in Schedule 3.22 is a list of all documents (whether in hard copy or electronic form) that contain any environmental reports, investigations and audits relating to premises currently or previously owned or operated by the Company (whether conducted by or on behalf of the Company or a third party, and whether done at the initiative of the Company or directed by a Governmental Entity or other third party) which the Company has possession of or access to. A complete and accurate copy of each such document has been provided to the Buyer.

(e) The Company has no environmental liability in respect of any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by the Company.

(f) The term “Environmental Law” shall mean any federal, state or local law, statute, rule, order, directive, judgment, permit or regulation or the common law relating to the environment, occupational health and safety, or exposure of persons or property to Materials of Environmental Concern, including any statute, regulation, administrative decision or order pertaining to: (i) the presence of or the treatment, storage, disposal, generation, transportation, handling, distribution, manufacture, processing, use, import, export, labeling, recycling, registration, investigation or remediation of Materials of Environmental Concern or documentation related to the foregoing; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release, threatened release, or accidental release into the environment, the workplace or other areas of Materials of Environmental Concern, including emissions, discharges, injections, spills, escapes or dumping of Materials of Environmental Concern; (v) transfer of interests in or control of real property which may be contaminated; (vi) community or worker right-to-know disclosures with respect to Materials of Environmental Concern; (vii) the protection of wild life, marine life and wetlands, and endangered and threatened species; (viii) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles; and (ix) health and safety of employees and other persons. As used above, the term “release” shall have the meaning set forth in CERCLA.

(g) The term “Materials of Environmental Concern” shall mean any: pollutants, contaminants or hazardous substances (as such terms are defined under CERCLA), pesticides (as such term is defined under the Federal Insecticide, Fungicide and Rodenticide Act), solid wastes and hazardous wastes (as such terms are defined under the Resource Conservation and Recovery Act), chemicals, other hazardous, radioactive or toxic materials, oil, petroleum and petroleum products (and fractions thereof), or any other material (or article containing such material) listed or subject to regulation under any law, statute, rule, regulation, order, permit, or directive due to its potential, directly or indirectly, to harm the environment or the health of humans or other living beings.

3.23. Absence of Certain Changes or Events.

(a) Except as set forth on Schedule 3.23 attached hereto, since May 31, 2007, the Company has not entered into any transaction or related series of transactions involving an obligation for the payment of money or purchase of goods or services in excess of $25,000 which is not in the usual and ordinary course of business, and, without limiting the generality of the foregoing, the Company has not:

(i) incurred any material obligation or liability for borrowed money;

(ii) discharged or satisfied any lien or encumbrance or paid any obligation or liability other than current liabilities reflected in the Current Balance Sheet;

(iii) mortgaged, pledged or subjected to lien, charge or other encumbrance any of its respective properties or assets;

(iv) sold or purchased, assigned or transferred any of its tangible assets or cancelled any debts or claims, except for inventory sold and raw materials purchased in the ordinary course of business except as set forth in clause (vii) below;

(v) made any material amendment to or termination of any Contract or committed any act or omitted to do any act which would cause the breach of any Contract;

(vi) suffered any losses of personal or real property, whether insured or uninsured, and whether or not in the control of the Company, as the case may be, in excess of $25,000 in the aggregate, or waived any rights of any value except as listed on Schedule 3.23;

(vii) authorized any declaration or payment of dividends by the Company, or paid any such dividends, or authorized any transfer of assets of any kind whatsoever by the Company; except that at or prior to Closing, the Company shall distribute all cash of the Company which may be on hand to the Stockholders;

(viii) authorized or issued recall notices for any of its products or initiated any safety investigations;

(ix) received notice or threat of any litigation, warranty claim or products liability claims;

(x) made any material change in the terms, status or funding condition of any Employee Plan, as defined in Subsection 3.20 hereof;

(xi) engaged any new employee for a salary in excess of $25,000 per annum;

(xii) made, or committed to make, any changes in the compensation payable to any officer, director, employee or agent of the Company or any Subsidiary, or any bonus payment or similar arrangements made to or with any of such officers, directors, employees or agents (provided that nothing herein shall preclude the Stockholders from making gifts in the form of bonus payments to certain key employees of the Company after Closing with the Stockholders’ own funds);

(xiii) incurred any capital expenditure in excess of $25,000 in any single instance;

(xiv) made any material alteration in the manner of keeping the books, accounts or records of the Company, or in the accounting practices therein reflected; or

(xv) suffered any material adverse change in the consolidated results of operations, condition (financial or otherwise), assets, liabilities (whether absolute, accrued, contingent or otherwise), business or prospects of the Company.

(b) Neither the Company nor the Stockholders have knowledge of any existing or threatened occurrence, event or development which, as far as can be reasonably foreseen, could have a material adverse effect on the business, properties, assets, condition (financial or otherwise) or prospects of the Company.

3.24. [Intentionally Omitted].

3.25. Suppliers. Schedule 3.25 attached hereto sets forth a true, correct and complete list of (i) the names and addresses of each of the suppliers of the Company which accounted for a dollar volume of purchases by the Company in excess of $25,000 for the fiscal year ended May 31, 2007 and for the seven month period ended December 31, 2007, and (ii) the present sole source suppliers of significant goods or services, other than utilities, for any product with respect to which practical alternative sources of supply are not available on comparable terms and conditions, indicating the contractual arrangements for continued supply from each such supplier. Except as set forth on Schedule 3.25, (a) to the best of the Stockholders’ knowledge the Company has good relations with all of its suppliers, and (b) the Company is not more than 30 days in arrears in any trade accounts payable or other payments owing to any supplier.

3.26. Warranty and Product Liability Claims. No product or service manufactured, sold, leased, licensed or delivered by the Company is subject to any guaranty, warranty, right of return, right of credit or other indemnity other than (i) the applicable standard terms and conditions of sale or lease of the Company, and (ii) manufacturers’ warranties for which the Company has any liability. Schedule 3.26 attached hereto contains a true, correct and complete list of all warranty and product liability claims made against the Company from December 31, 2003 through the date hereof.

3.27. Prepayments and Deposits. Schedule 3.27 attached hereto sets forth all prepayments and deposits, which have been received by the Company as of the date hereof, from customers for products to be delivered, or services to be performed, after the date of Closing.

3.28. Indebtedness to and from Officers, Directors and Stockholders. Except as set forth on Schedule 3.28 attached hereto the Company is not indebted, directly or indirectly, to any person who is an officer, director, stockholder or employee of any of the foregoing entities or any affiliate of any such person in any amount whatsoever other than for salaries for services rendered or reimbursable business expenses, all of which have been reflected on the Current Financial Statements, and no such officer, director, stockholder, employee or affiliate is indebted to the Company.

3.29. Banking Facilities. Schedule 3.29 attached hereto sets forth a true, correct and complete list of:

(a) each bank, savings and loan or similar financial institution in which the Company has an account or safety deposit box and the numbers of the accounts or safety deposit boxes maintained by the Company thereat; and

(b) the names of all persons authorized to draw on each such account or to have access to any such safety deposit box facility, together with a description of the authority (and conditions thereof, if any) of each such person with respect thereto.

3.30. Powers of Attorney and Suretyships. Except as set forth on Schedule 3.30 attached hereto, the Company has no general or special powers of attorney outstanding (whether as grantor or grantee thereof) or has any obligation or liability (whether actual, accrued, accruing, continent or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any person, corporation, partnership, joint venture, association, organization or other entity, except as endorser or maker of checks or letters of credit, respectively, endorsed or made in the ordinary course of business.

3.31. Conflicts of Interest. Except as set forth on Schedule 3.31 attached hereto, no officer, director or stockholder of the Company, to the Best Knowledge of the Stockholders and the Company, has or within the last three (3) years had, either directly or indirectly:

(a) an equity or debt interest in any corporation, partnership, joint venture, association, organization or other person or entity which furnishes or sells or during such period furnished or sold services or products to the Company or the Subsidiary, or purchases or during such period purchased from the Company or the Subsidiary any goods or services; or

(b) a beneficial interest in any contract, commitment or agreement to which the Company or the Subsidiary is or was a party or under which any of them is or was obligated or bound or to which any of their respective properties may be or may have been subject.

3.32. Regulatory Approvals. All consents, approvals, authorizations or other requirements prescribed by any law, rule or regulation which must be obtained or satisfied by the Company and which are necessary for the execution and delivery by the Stockholders and the Company of this Agreement or any documents to be executed and delivered by the Stockholders or the Company in connection herewith are set forth on Schedule 3.32 attached hereto and have been, or prior to the date of Closing will be, obtained and satisfied.

3.33. Debt. Except as set forth on Schedule 3.33, the Company does not have any Debt other than accounts payable to trade creditors for goods or services and current operating liabilities, in each case incurred in the ordinary course of business and paid within the required time, unless contested in good faith and by appropriate proceedings. “Debt” means, without duplication, with respect to the Company : (a) all indebtedness or liability for borrowed money, or with respect to deposits or advances of any kind; (b) all obligations evidenced by notes, bonds, debentures or similar instruments; (c) all obligations under conditional sale or other title retention agreements relating to property or assets purchased by the Company; (d) all obligations issued or assumed as the deferred purchase price of property or services; (e) all Debt of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any lien on property owned or acquired by the Company, whether or not the obligations secured thereby have been assumed; (f) all obligations of in respect of interest rate swap agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements; (g) current liabilities in respect of unfunded vested benefits under any pension or employee welfare plan; (h) obligations under letters of credit, bankers acceptances or comparable arrangements; and (i) all obligations under guaranties, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any business entity of any kind, partnership, joint venture, individual or otherwise to assure a creditor against loss.

3.34. Disclosure. No representation or warranty by the Company or the Stockholders contained in this Agreement, and no statement contained in any Schedule or any other document, certificate or other instrument delivered or to be delivered by or on behalf of the Company or the Stockholders pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

3.35. Stockholders Investment Representation. The Stockholders are acquiring the SunLink Stock from SunLink Parent for their own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same; and, except as contemplated by this Agreement and the agreements contemplated herein, the Stockholders have no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition thereof.

4. Representations of the Buyer

The Buyer represents and warrants to the Stockholders as follows:

4.01. Organization and Authority. (A) The Buyer is a duly organized, valid entity in good standing under the laws of the State of Georgia, and has all requisite power and authority (corporate and other) to own its properties and to carry on its business as now being conducted. The Buyer has full power to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby. Certified copies of the Certificate of Incorporation and the Bylaws of the Buyer, as amended to date, have been delivered to the Stockholders, are complete and correct, and no amendments have been made thereto or have been authorized since the date thereof.

(B) SunLink Parent is a duly organized, valid entity in good standing under the laws of the State of Ohio, and has all requisite power and authority (corporate and other) to own its properties and to carry on its business as now being conducted. SunLink Parent has full power and authority to issue the SunLink Stock to Seller as contemplated by Subsection 1.03(C)(ii) and such issuance has been duly authorized by all required corporate action on the part of SunLink Parent. Certified copies of the Certificate of Incorporation and the Bylaws of SunLink Parent, as amended to date, have been delivered to the Stockholders, are complete and correct, and no amendments have been made thereto or have been authorized since the date thereof. A copy of SunLink Parent’s most recent annual report on Form 10-K as filed by SunLink Parent with the Securities and Exchange Commission has been delivered to the Stockholders. The SunLink Stock when issued to Seller as contemplated hereby will be duly issued, nonassessable and fully paid and may be sold or transferred by Seller in accordance with and as provided in Section 1.03 (C) and(D).

4.02. Authorization. Except as set forth in Schedule 4.02 attached hereto, the execution and delivery of this Agreement by the Buyer, and the agreements provided for herein, and the consummation by the Buyer of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action. This Agreement and all such other agreements and written obligations entered into and undertaken in connection with the transactions contemplated hereby constitute the valid and legally binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms. The execution, delivery and performance of this Agreement and the agreements provided for herein, and the consummation by the Buyer of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, (a) violate the provisions of any law, rule or regulation applicable to the Buyer; (b) violate the provisions of the Buyer’s Certificate of Incorporation or Bylaws; (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator; or (d) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of the Buyer pursuant to, any indenture, mortgage, deed of trust or other agreement or instrument to which the Buyer is a party or by which the Buyer is or may be bound. Schedule 4.02 attached hereto sets forth a true, correct and complete list of all consents and approvals of third parties that are required in connection with the consummation by the Buyer of the transactions contemplated by this Agreement.

4.03. Regulatory Approvals. All consents, approvals, authorizations and other requirements prescribed by any law, rule or regulation which must be obtained or satisfied by the Buyer and which are necessary for the consummation of the transactions contemplated by this Agreement have been, or will be at or prior to the date of Closing, obtained and satisfied.

4.04. Disclosure. No representation or warranty by the Buyer in this Agreement or in any Exhibit hereto, contains or will contain any untrue statement of a material fact or omits or will omit any material fact necessary in order to make the statements contained therein not misleading.

4.05. Investment Representation. The Buyer is acquiring the Shares from the Stockholders for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same; and, except as contemplated by this Agreement and the agreements contemplated herein, the Buyer has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition thereof.

5. Access to Information; Public Announcements; Confidentiality

5.01. Access to Management, Properties and Records.

(a) From the date of this Agreement until the date of Closing, the Stockholders and the Company shall afford the officers, attorneys, accountants and other authorized representatives of the Buyer free and full access upon reasonable notice and during normal business hours to all management personnel, offices, properties, books and records (including customer due diligence information) of the Company, so that the Buyer may have full opportunity to make such investigation as it shall desire, and to its satisfaction, of the management, business, properties and affairs of the Company, and the Buyer shall be permitted to make abstracts from, or copies of, all such books and records. The Stockholders and the Company shall furnish to the Buyer such financial and operating data and other information as to the business of the Company as the Buyer shall reasonably request.

(b) The Stockholders and the Company shall authorize the release to the Buyer of all files pertaining to the business or operations of the Company held by any federal, state, county or local authorities, agencies or instrumentalities. The Stockholders’ and the Company’s authorization shall specifically waive all previous claims of privilege or other restrictions, and in any case where a release by a present or former employee of the Company is necessary, the Stockholders and the Company shall exercise their best efforts to obtain such a release.

5.02. Public Announcements. Except for disclosures by the Buyer required under applicable securities laws, the parties agree that prior to the date of Closing any and all general public pronouncements or other general public communications concerning this Agreement and the purchase and sale of the Shares by the Buyer, and the timing, manner and content of such disclosures, shall be subject to the mutual agreement of the Company, the Stockholders and the Buyer.

5.03. Confidentiality. Notwithstanding anything set forth in this Section 5, any sharing of information shall be subject to a duty of confidentiality pursuant to Section 12 of this Agreement.

6. Pre-Closing Covenants of the Stockholders and the Company.

From and after the date hereof and until the date of Closing:

6.01. Conduct of Business. The Company shall carry on its business substantially in the same manner as heretofore and shall not make or institute any unusual or new methods of service, manufacture, purchase, sale, shipment or delivery, lease, management, accounting or operation except as agreed to in writing by the Buyer. All of the property of the Company shall be used, operated, repaired and maintained in a normal business manner consistent with past practice. However, Company may proceed to purchase other businesses that it deems prudent to acquire prior to Closing, subject to Buyer’s approval. The cost of such acquisition shall be paid for by Buyer by adding the cost thereof to the Base Purchase Price.

6.02. Absence of Material Changes. Without the prior written consent of the Buyer, the Company shall not:

(a) take any action to amend its charter documents or bylaws;

(b) issue any stock, bonds or other corporate securities or grant any option or issue any warrant to purchase or subscribe for any of such securities or issue any securities convertible into such securities;

(c) incur any obligation or liability (absolute or contingent), except current liabilities incurred and obligations under contracts entered into in the ordinary course of business;

(d) declare or make any payment or distribution to its stockholders with respect to its stock or purchase or redeem any shares of its capital stock except that at or prior to Closing, the Company shall distribute all cash in hand to Stockholders;

(e) mortgage, pledge, or subject to any lien, charge or any other encumbrance any of their respective assets or properties;

(f) except as described in Subsection 6.02(d) above, sell, assign, or transfer any of its assets, except for inventory sold in the ordinary course of business, at a normal profit margin, and for not less than replacement cost;

(g) cancel any debts or claims, except in the ordinary course of business;

(h) merge or consolidate with or into any corporation or other entity;

(i) make, accrue or become liable for any bonus, profit sharing or incentive payment, except for accruals under existing plans, if any, or increase the rate of compensation payable or to become payable by it to any of its officers, directors or employees, other than increases in the ordinary course of business consistent with past practice (provided that nothing herein shall preclude the Stockholders from making gifts in the form of bonus payments to certain key employees of the Company after the Closing with the Stockholders’ own funds);

(j) make any election or give any consent under the Code or the tax statutes of any state or other jurisdiction or make any termination, revocation or cancellation of any such election or any consent or compromise or settle any claim for past or present tax due;

(k) waive any rights of material value;

(l) modify, amend, alter or terminate any of its executory contracts of a material value or which are material in amount;

(m) take or permit any act or omission constituting a breach or default under any contract, indenture or agreement by which it or its properties are bound;

(n) to the extent possible, fail to (i) preserve the possession and control of its assets and business, (ii) keep in faithful service its present officers and key employees, (iii) preserve the goodwill of its consumers, suppliers, agents, brokers and others having business relations with it, and (iv) keep and preserve its business existing on the date hereof until the date of Closing;

(o) fail to operate its business and maintain its books, accounts and records in the customary manner and in the ordinary and regular course of business consistent with past practice and maintain in good repair its business premises, fixtures, machinery, furniture and equipment;

(p) enter into any lease, contract, agreement or understanding, other than those entered into in the ordinary course of business calling for payments which in the aggregate exceed $5,000 for each such lease, contract, agreement or understanding unless agreed to by Buyer in writing;

(q) incur any capital expenditure in excess of $5,000 in an instance or $10,000 in the aggregate;

(r) engage any new employee for a salary in excess of $25,000 per annum;

(s) materially alter the terms, status or funding condition of any Employee Plan; or

(t) commit or agree to do any of the foregoing in the future.

6.03. Communications with Customers and Suppliers.

(a) Unless instructed otherwise by the Buyer in writing, the Company will continue to accept customer orders in the ordinary course of business and consistent with past practice for all products and services offered by the Company and the Subsidiaries.

(b) The Company and the Buyer will cooperate in communications with suppliers and customers to accomplish the transfer of the Equity and Assets to the Buyer on the date of Closing.

6.04. Compliance with Laws. The Company will comply with all laws and regulations which are, to its Best Knowledge, applicable to it or to the conduct of its business and will perform and comply with all contracts, commitments and obligations by which it is bound.

6.05. Continued Truth of Representations and Warranties. Neither the Stockholders nor the Company will take any actions which would result in any of the representations or warranties set forth in Sections 2 and 3 hereof being untrue.

6.06. Continuing Obligation to Inform. From time to time prior to the Closing, the Stockholders will deliver or cause to be delivered to the Buyer supplemental information concerning events subsequent to the date hereof which would render any statement, representation or warranty in this Agreement or any information contained in any Schedule attached hereto inaccurate or incomplete in any material respect at any time after the date hereof until the date of Closing; and such supplemental information shall constitute an amendment of any statement, representation or warranty in this Agreement or any Schedule, Exhibit or document furnished pursuant hereto.

6.07. Exclusive Dealing. So long as this Agreement is in effect, neither the Stockholders nor the Company will, directly or indirectly, through any officer, director, agent or otherwise, (a) solicit, initiate or encourage submission of proposals or offers from any person relating to an acquisition or purchase of all or a material portion of the assets of or an equity interest in the Company or any merger, consolidation or business combination with the Company, or (b) participate in any discussions or negotiations regarding, or furnish to any other person, any non-public information with respect to or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing. The Stockholders and the Company agree to promptly notify the Buyer of any such proposal or offer, or any inquiry or contact with respect thereto received by the Company or the Stockholders.

6.08. Reports, Taxes. The Company will duly and timely file all reports or returns required to be filed with federal, state, local and foreign authorities and will promptly pay all federal, state, local and foreign taxes, assessments and governmental charges levied or assessed upon them or any of their properties (unless contesting such in good faith and adequate provision has been made therefor).

7. Best Efforts to Obtain Satisfaction of Conditions

The Stockholders, the Company and the Buyer covenant and agree to use their best efforts to obtain the satisfaction of the conditions specified in this Agreement.

8. Conditions to Obligations of the Buyer

The obligations of the Buyer under this Agreement are subject to the fulfillment, at the date of Closing, of the following conditions precedent, each of which may be waived in writing in the sole discretion of the Buyer:

8.01. Continued Truth of Representations and Warranties Compliance with Covenants and Obligations. The representations and warranties of the Stockholders and the Company shall be true and correct in all material respects on and as of the date of Closing as though such representations and warranties were made on and as of such date (even though they purport to have been given on a date prior to the date of Closing), except for any changes permitted by the terms hereof or consented to in writing by the Buyer. The Stockholders and the Company shall have performed and complied with all terms, conditions, covenants, obligations, agreements and restrictions required by this Agreement to be performed or complied with by each of them prior to or at the date of Closing.

8.02. Performance by the Stockholders and the Company. At the Closing, the Stockholders and the Company shall have delivered to the Buyer a certificate signed by the Stockholders and/or the President and chief financial officer of the Company, as the case may be, as to their compliance with Subsection 8.01 hereof.

8.03. Governmental Approvals. All governmental agencies, department, bureaus, commissions and similar bodies, the consent, authorization or approval of which is necessary under any applicable law, rule, order or regulation for the consummation by the Stockholders or the Company of the transactions contemplated by this Agreement and the operation of the business of the Company by the Buyer shall have consented to, authorized, permitted or approved such transactions.

8.04. Consent of Lenders, Lessors and Other Third Parties. The Stockholders and the Company shall have received all requisite consents and approvals of all lenders, landlords under real property leases, lessors under personal property leases, and other third parties whose consent or approval is required in order for the Stockholders and the Company to consummate the transactions contemplated by this Agreement.

8.05. Adverse Proceedings. No action or proceeding by or before any court or other governmental body shall have been instituted or threatened by any governmental body or person whatsoever which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement or which might affect the right of the Buyer to own the Shares or to own or operate the business of the Company after the Closing.

8.06. Opinion of Counsel. The Buyer shall have received an opinion of Davidson, Meaux, Sonnier and McElligott, counsel to the Stockholders and Company, dated as of the date of Closing, in substantially the form attached hereto as Exhibit B(1).

8.07. Accountant’s Certification. The Buyer shall have received from the Company’s independent accountants a certification that to the best of the independent accountant’s knowledge, the Company’s tax returns have properly reflected all taxes due and the Company has paid all taxes due. (See Exhibit B(2))

8.08. [Intentionally omitted]

8.09. [Intentionally omitted]

8.10. Non-Competition Contracts. On or prior to the date of Closing, the Buyer and each of the Stockholders shall have entered into the Non-Competition Agreement substantially in the form attached hereto as Exhibit C (as defined in Section 12.03). As of the date of Closing, Non-Competition Agreements between Company and each of (i) Steve Trahan, (ii) Dean Bergeaux, (iii) Nancy Guillory, (iv) Henry Helo, (v) Summer Helo, (vi) Mary Parks, (vii) Wyatt Parks, (viii) Jonathan Lopez, (ix) David Gotefend, (x) Nelda Thibodeaux, (xi) Angie Thevis, (xii) Nadia Foti, (xiii) Rucianda Fieth, (xiv) (xiv) Margaret Jones, (xv) Judy Watson, (xvi) Judy Borrill, and (xvii) Marcie Thibodeaux, have been executed on Company’s form and are attached to Schedule 8.10.

8.11. Lease. The Buyer shall have entered into a new lease for the Company’s location at Crowley, Louisiana presently leased by the Company from Theodore Carmichael and Judy C. Carmichael located on 10th Street, Crowley, Louisiana, to be effective on the date of Closing and on standard commercial terms, having a primary term of five years with one five year tenant renewal option. The renewal option shall be for a CPI rental increase and shall be exercised on or before six (6) months prior to the expiration of the primary term. The lease shall be a triple net lease and shall have a monthly rental of $7,000 per month. The Buyer shall have the right of first refusal on any sale during or within 180 days after the lease term.

8.12. Cash Available for Working Capital Purposes. On the date of Closing, the Company and the Subsidiaries will have no available cash for working capital purposes except as may be provided under a separate written agreement among Buyer, the Company and the Stockholders.

8.13. Payoff Statements; UCC-3 Termination Statements. The Buyer shall have received payoff statements and UCC Termination Statements, if applicable, from each holder of Company Debt and each finance lease of equipment, which Company Debt and finance leases of equipment shall be paid off by the Stockholders at Closing.

8.14. Trade Payables. Upon the Closing, the Buyer shall be obligated to pay and shall be responsible for the payment of the full amount of all outstanding trade payables of the Company due to suppliers and vendors of goods and services and other trade creditors.

8.15. No Material Adverse Change. There shall have been no material adverse change in the business, properties, operations, condition (financial or otherwise), prospects, assets or liabilities of the Company or any of their respective businesses, either individually or taken as a whole, since May 31, 2007.

8.16. No Debt; Liens. UCC statements and the financials of the Company shall evidence that Seller shall has fully discharged all Company Debt and finance leases of equipment except that reflected in Section 8.13 above.

8.17. Closing Deliveries. The Buyer shall have received at or prior to the Closing such documents, instruments or certificates as the Buyer may reasonably request including, without limitation:

(a) a certificate of the Secretary of State of the State of Louisiana as to the legal existence of the Company in Louisiana;

(b) certificate of the Secretary of the Company attesting to the incumbency of the Company’s officers, the authenticity of the resolutions authorizing the transactions contemplated by this Agreement, and the authenticity and continuing validity of the charter documents delivered pursuant to Subsection 3.01;

(c) where required by the applicable Lease, estoppel certificates from each lessor from whom the Company leases real or personal property representing that there are no outstanding claims against the Company under such Lease;

(d) where required by the applicable Lease, estoppel certificates from each tenant to whom the Company subleases real property consenting to the lease transfer and representing that there are no outstanding claims against the Company under such Lease; and

(e) certificates of appropriate governmental officials in each state in which the Company is required to qualify to do business as a foreign corporation as to the due qualification and good standing of the Company in each such jurisdiction.

8.18. Buyer Approvals. The Buyer shall have received all consents and approvals of its board of directors and lenders and all regulatory approvals that are requisite to the consummation of the transactions contemplated by this Agreement.

8.19. Material Contract Consents. On or prior to the date of Closing, Buyer shall have received from Abbott Laboratories, Inc. (Ross Products Division) (the “Contract Party”), a written consent and acknowledgment, in form and substance reasonably acceptable to Buyer, that the Contract Party consents to the transactions contemplated by this Agreement and that the contracts by and between the Company and the Contract Party (including but not limited to those contracts specifically described on Schedule 3.18 hereto) are in full force and effect as of the date of Closing.

8.20. [Intentionally Omitted.]

9. Conditions to Obligations of Seller

The conditions to the obligations of the Seller under this Agreement are as follows:

9.01. Continued Truth of Representations and Warranties; Compliance with Covenants and Obligations. The representations and warranties of the Buyer in this Agreement shall be true on and as of the date of Closing as though such representations and warranties were made on and as of such date, except for any changes consented to in writing by the Stockholders. The Buyer shall have performed and complied with all terms, conditions, covenants, obligations, agreements and restrictions required by this Agreement to be performed or complied with by it prior to or at the date of Closing.

9.02. Corporate Proceedings. All corporate and other proceedings required to be taken on the part of the Buyer to authorize or carry out this Agreement shall have been taken.

9.03. Governmental Approvals. All governmental agencies, departments, bureaus, commissions and similar bodies, the consent, authorization or approval of which is necessary under any applicable law, rule, order or regulation for the consummation by the Buyer of the transactions contemplated by this Agreement shall have consented to, authorized, permitted or approved such transactions.

9.04. Adverse Proceedings. No action or proceeding by or before any court or other governmental body shall have been instituted or threatened by any governmental body or person whatsoever which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement or which might affect the right of the Buyer to purchase the Shares.

9.05. Closing Deliveries. The Stockholders shall have received at or prior to the Closing such documents, instruments or certificates as the Stockholders may reasonably request including, without limitation:

(a) a certificate of the Secretary of State of the State of Georgia as to the legal existence and good standing of the Buyer in Georgia;

(b) a certificate of the Secretary of the Buyer attesting to the incumbency of the Buyer’s officers, the authenticity of the resolutions authorizing the transactions contemplated by this Agreement, and the authenticity and continuing validity of the charter documents and by-laws delivered pursuant to Subsection 4.01;

(c) all cash payments due at Closing;

(d) the Buyer Note; and

(e) the SunLink Stock with a confirmation and warranty by SunLink Parent of the provisions of 4.01(B) hereof.

9.06. Opinion of Buyer’s Counsel. The Stockholders shall have received an opinion of Smith, Gambrell & Russell, LLP, counsel to the Buyer, dated as of the date of Closing, in substantially the form attached hereto as Exhibit B(3).

10. Other Tax Matters

The following provisions shall govern the allocation of responsibility among the Buyer, the Company and the Stockholders for certain tax matters following the date of Closing:

10.01. a. Through the Closing, Seller shall cause the Company to continue to be treated as an S corporation within the meaning of section 1361 of the Code. For federal income tax purposes, the income of the Company will be apportioned to the period up to and including the

Closing Date, and the period after the Closing Date by closing the books of the Company as of the Closing Date as provided in Section 1377(a)(2) of the Code. The Shareholders, the Company and the Buyer agree that the Company will elect to close its books and assign items of income, gain, loss, deduction, and credit to each short tax year on a basis of accounting reasonably acceptable to Buyer and Seller. Seller shall not be responsible for any income taxes of Company which relate to income generated by the business operations of the Company in any period after the date of Closing.

b. Tax Periods Ending on or Before the date of Closing. Buyer shall prepare or cause to be prepared and file or cause to be filed all tax returns for the Company for all periods ending on or prior to the date of Closing which are filed after the date of Closing. Buyer shall permit the Stockholders to review and comment on each such tax return described in the preceding sentence prior to filing. Subject to the limitations set forth in 10.01(a) above, the Stockholders shall reimburse Buyer for taxes of the Company with respect to such periods within fifteen (15) days after payment by Buyer or the Company of such taxes to the extent such taxes are not reflected in the reserve for tax liability (rather than any reserve for deferred taxes established to reflect timing differences between book and tax income) shown on the face of the Current Balance Sheet.

10.02. Tax Periods Beginning Before and Ending After the date of Closing. Subject to the limitations set forth in 10.01(a) above, the Buyer shall prepare or cause to be prepared and file or cause to be filed any tax returns of the Company for tax periods which begin before the date of Closing and end after the date of Closing. The Stockholders shall pay to Buyer within fifteen (15) days after the date on which taxes are paid with respect to such periods an amount equal to the portion of such taxes which relates to the portion of such taxable period ending on the date of Closing to the extent such taxes are not reflected in the reserve for tax liability (rather than any reserve for deferred taxes established to reflect timing differences between book and tax income) shown on the face of the Current Balance Sheet. For purposes of this subsection, in the case of any taxes that are imposed on a periodic basis and are payable for a taxable period that includes (but does not end on) the date of Closing, the portion of such tax which relates to the portion of such taxable period ending on the date of Closing shall (x) in the case of any taxes other than taxes based upon or related to income or receipts, be deemed to be the amount of such tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the date of Closing and the denominator of which is the number of days in the entire taxable period, and (y) in the case of any tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant taxable period ended on the date of Closing. Any credits relating to a taxable period that begins before and ends after the date of Closing shall be taken into account as though the relevant taxable period ended on the date of Closing. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Company.

10.03. Cooperation on Tax Matters.

(A) Buyer, the Company and the Stockholders shall cooperate, as and to the extent reasonably requested by the other party, in connection with the filing of tax returns pursuant to this subsection (including without limitation, the filing by Buyer or SunLink Parent of an election under Code Section 338(h)(10)) and any audit, litigation or other proceeding with respect to taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and the Stockholders agree (i) to retain all books and records with respect to tax matters pertinent to the Company relating to any taxable period beginning before the date of Closing until the expiration of the statute of limitations (and, to the extent notified by Buyer or the Stockholders, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Company or the Stockholders, as the case maybe, shall allow the other party to take possession of such books and records.

(B) Buyer and the Stockholders further agree, upon request, to use their best reasonable efforts to obtain any certificate or other document from any governmental authority or any other person as may be necessary to mitigate, reduce or eliminate any tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(C) Buyer and the Stockholders further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Section 6043 of the Code and all Treasury Department Regulations promulgated thereunder.

(D) For purposes of preparing the tax return of the Company for the tax period which begins before the date of Closing and ends after the date of Closing, the Buyer shall record any effects caused by the conversion to the accrual basis in the period following the date of Closing. Thus, the Stockholders shall not be affected or subject to any taxes attributable to such conversion.

10.04. Tax Sharing Agreements. All tax sharing agreements or similar agreements with respect to or involving the Company shall be terminated as of the date of Closing and, after the date of Closing, the Company shall not be bound thereby or have any liability thereunder.

10.05. Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement, shall be paid by the Stockholders when due, and the Stockholders will, at their own expense, file all necessary tax returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other taxes and fees, and, if required by applicable law, Buyer will, and will cause its affiliates to, join in the execution of any such tax returns and other documentation.

10.06. S Corporation Status. The Company and the Stockholders shall not revoke the Company’s election to be taxed as an S corporation within the meaning of Code Sections 1361 and 1362. The Company and the Stockholders shall not take or allow any action other than the sale of the Company’s stock pursuant to this Agreement that would result in the termination of the Company’s status as a validly electing S corporation within the meaning of Code Sections 1361 and 1362.

11. Indemnification

11.01. By the Seller. The maximum amount of indemnity protection and/or coverage to be given and/or furnished by the Seller shall be as set forth hereafter: Except with respect to any claim in respect of any breach of the representations of Seller set forth in clauses (a), (b) and (c) of Section 2 as to which there shall be no time limit, any claims by Buyer for an indemnity from Seller to Buyer shall be limited to claims made within a period of five (5) years from the date of Closing only. Exclusive of any claim in respect of the representations set forth in Section 2(a)(b) & (c) such indemnity claims shall not exceed, in the aggregate, $3.0 million dollars and shall be paid, if due, first through a reduction of the then unpaid amount of the Buyer Note and otherwise by cash or a stock transfer to Buyer of SunLink Parent Stock at the option of Seller. SunLink Parent Stock shall be valued based upon the average closing price of SunLink Parent Common Stock on the Amex determined for the 5 day trading period ending 2 days before the indemnity claim payment due date. With regard to (i) Medicare/Medicaid claims which existed or were caused by activities that occurred at or prior to closing; (ii) federal, state and local tax claims for any and all unpaid taxes due by Seller or the Company relating to, at or prior to, closing, (iii) environmental liabilities which existed or were caused by activities or conditions that occurred or existed at or prior to closing; (iv) any claims relating to fraud or intentional misrepresentation by Seller and (v) any breach of the representations of Seller set forth in clauses (a), (b) and (c) of Section 2, said claims shall not be limited to the $3.0 million aggregate limitation described above, but shall be limited to claims made within the five-year claim term described above except for those claims (A) relating to tax claims (ii above) and claims in respect of environmental liabilities (iii above) which shall be governed by appropriate statutes of limitation and (B) in respect of any breach of the representations of Seller set forth in clauses (a), (b) and (c) of Section 2 as to which there shall be no time limit.

Subject to the foregoing limitations, the Stockholders agree, jointly and severally, to indemnify and hold harmless the Buyer from and against all claims, damages, losses, and liabilities (collectively, the “Losses”) which arise out of and/or are due to any and all of the following:

(a) any misrepresentation or breach of any representation or warranty made by the Stockholders or the Company in this Agreement; and

(b) any breach of any covenant, agreement or obligation of the Stockholders or the Company contained in this Agreement or any other agreement, instrument or document executed in connection with this Agreement; and

(c) any tax liabilities or any other liabilities or obligations of the Company existing, relating to or arising with respect to the pre-Closing period (except normal trade payables existing at Closing which were incurred in the ordinary course of business); and

(d) any claims against, or liabilities or obligations of, the Company not fully funded by the Company prior to Closing with respect to obligations under Employee Plans not expressly assumed by the Buyer pursuant to this Agreement; and

(e) any failure of the Stockholders to have good, valid and marketable title to the Shares and/or any failure of the Company to have good, valid and marketable title to the assets of the Company, free and clear of any and all covenants, conditions, restrictions, voting trust arrangements, liens, charges, security interests, encumbrances, leases, options and adverse claims or rights whatsoever; and

(f) any claim by a stockholder or former stockholder of the Company, or any other person or entity, seeking to assert: (i) ownership or rights to ownership of any shares of stock of the Company; (ii) any rights of a stockholder, including any option, preemptive rights or rights to notice or to vote; (iii) any rights under the Articles of Incorporation or By-laws of the Company; or (iv) any claim that his, her or its shares were wrongfully purchased by the Company.

11.02. By the Buyer. Buyer’s separate funds shall be used to cover and pay for the Buyer’s indemnity obligations. Subject to the foregoing and subject to the amounts and terms set forth above in 11.01 above, the Buyer agrees to indemnify and hold the Seller harmless from and against the amount of any and all claims, damages, losses, and liabilities (collectively the “Losses”) which arise out of and/or are due to each and all of the following:

(a) any misrepresentation or breach of any representation or warranty made by the Buyer in this Agreement; and

(b) any breach of any covenant, agreement or obligation of the Buyer contained in this Agreement or any other agreement, instrument or document executed in connection with this Agreement; and

(c) any tax liabilities, other liabilities and/or obligations of Buyer relating to or arising with respect to the Post-Closing periods, and

(d) any claims against, or liabilities or obligations of the Buyer for or due to improperly funded Employee Plans subsequent to the Closing; and

(e) any claims that Buyer failed to secure all necessary authorization to close the transaction contemplated by this Agreement; and

(f) any claims, liabilities, damages and/or losses which arise and/or result from Stockholders and/or Company being a Party to the various Vital Care agreements listed on the Schedules made part of this Agreement which result from and/or arise out of Buyer’s continued operation from and after the date of Closing with regard to said Vital Care agreements.

11.03. Claims for Indemnification. Whenever any claim shall arise for indemnification under this Section 11, the party seeking indemnification (the “Indemnified Party”), shall notify the indemnifying party, (the “Indemnifying Party” if Buyer, through a senior officer of Buyer), of the claim and, when known by the Indemnified Party the basis for said claim, said notice to be provided as promptly as practicable but in any event within twenty (20) business days of receipt of any written claim in respect of which the Indemnified Party seeks indemnity. In the event of any such claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party, the notice shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom.

11.04. Defense by the Indemnifying Party. In connection with any claim which may give rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a person other than the Indemnified Party, the Indemnifying Party, at its sole cost and expense, may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding by providing prompt notice to the Indemnified Party and shall conduct such defense at the sole cost and expense of the Indemnifying Party and shall take all steps necessary in the defense thereof; provided, however, (i) the Indemnifying Party shall acknowledge in writing that the claim is one which the Indemnified Party is entitled to be indemnified by the Indemnifying Party hereunder, and (ii) such defense shall be conducted reasonably, in good faith by adequate proceedings. Where the Indemnifying Party is entitled to undertake the defense of the Indemnified Party, the Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense. If the Indemnifying Party does not assume the defense of any such claim or litigation resulting therefrom within 15 days after notice of such claim: (a) the Indemnified Party may defend against such claim or litigation in such manner as it may deem appropriate, including, but not limited to, settling such claim or litigation, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate, and (b) the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. The Indemnifying Party may not thereafter seek to question the manner in which the Indemnified Party defended such third party claim or the amount or nature of any such settlement, unless the Indemnifying Party shall prove by a preponderance of the evidence that the Indemnified Party was grossly negligent in the defense or settlement of such third party claim. Provided the other party is not then (i) insolvent, (ii) not paying its debts as they become due, or (iii) in default under any provision hereof, the party defending any claim or legal proceeding shall not, without the written consent of the other party (not to be unreasonably withheld or delayed), permit a default judgment or consent to entry of any judgment, or settle or compromise any third party claim unless the claimant or claimants provide an unqualified release as to the Indemnified and the Indemnifying Party from all liability in respect to the third party claim.

11.05. Payment of Indemnification Obligation.

(a) An Indemnified Party shall have no recourse under this Section 11 for any individual items where the Losses relating thereto is less than $10,000 and further no recourse until all Losses regardless of amount exceed an aggregate of $75,000 in which event the entire aggregate of such Losses shall be indemnified.

(b) All representations and warranties made by the Seller and the Buyer in this Agreement, or in any instrument or document attached hereto or scheduled thereon or the transactions consummated pursuant to this Agreement, shall survive the Closing for the purposes of but subject to the terms of this Section 11.

12. Proprietary Information, No Solicitation, Non-Competition.

(a) The Stockholders shall hold in confidence and shall use their best efforts to have all officers, directors and personnel who continue after the Closing to be employed by the Stockholders or any affiliate thereof to hold in confidence all trade secrets and/or knowledge and information of a secret or confidential nature with respect to the business of the Company and its Subsidiaries and not to disclose, publish or make use of the same without the consent of the Buyer, except to the extent that such information shall have become public knowledge other than by breach of this Agreement by the Stockholders.

If (i) the employment of an employee of the Stockholders, to whom secret or confidential knowledge or information concerning the business of the Company and/or the Subsidiary has been disclosed, is terminated and (ii) such individual is subject to an obligation to maintain such knowledge or information in confidence after such termination, the Stockholders shall, upon request by the Buyer, take all reasonable steps at Buyer’s expense to enforce such confidentiality obligation in the event of an actual or threatened breach thereof. Any legal counsel retained by the Stockholders in connection with any such enforcement or attempted enforcement shall be selected by such Stockholders, but shall be subject to the approval of the Buyer, which approval shall not be unreasonably withheld.

(b) For a period expiring on the second anniversary of the date of Closing, the Stockholders shall not, directly or indirectly, (a) solicit any person who was an employee of the Company on the date of Closing to terminate his employment with the Buyer (or the Company, as the case may be) or to become an employee of the Stockholders or any other person or entity.

(c) The Company and each of the Stockholders shall enter into non-competition agreements, substantially in the form attached hereto as Exhibit C, which shall provide as a maximum that from the date of their last employment by Company for a period of two (2) years, they shall not engage in any business competitive with the Company anywhere within the Parishes of Lafayette, Jeff Davis, Acadia, Calcasieu, Vermilion, Beauregard and St. Landry, which said parishes are located in the State of Louisiana, (the “Non-Competition Agreements”).

Each of the Stockholders agrees that the duration and geographic scope of the non-competition provision is reasonable and compliance with such provision will not in any way deprive them of the right to engage in gainful employment or to properly earn a living. In the event that any court of competent jurisdiction determines that the duration or the geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, the parties hereto agree that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. The parties intend that this non-competition provision shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America and each and every political subdivision of each and every country outside the United States of America where this provision is intended to be effective. The parties agree that damages are an inadequate remedy for any breach of this provision and that the Buyer shall, whether or not it is pursuing any potential remedies at law, be entitled to equitable relief in the form of preliminary and permanent injunctions without bond or other security upon any actual or threatened breach of this non-competition provision.

13. Duty of Confidentiality.

13.01. Duty of the Company and the Stockholders. The Company and the Stockholders agree, to hold confidential and not to disclose to any third person or entity (i) prior to Closing that discussions have taken place regarding the sale of the Shares or that this Agreement has been entered into (ii) any information received from the Buyer as confidential, including but not limited to any proprietary information received from the Buyer, or made available to the Company, or the Stockholders and its representatives by the Buyer, relating to the Buyer, including, without limitation, all financial, business and operating information in whatever form or medium such may exist (“Buyer Proprietary Information”); provided however, that upon receiving the prior consent of Buyer, the Company may disclose to its employees the existence of this Agreement and the proposed transaction hereunder. All such Buyer Proprietary Information shall be used by the Company and the Stockholders only for the purpose of evaluating the transaction contemplated by this Agreement. In the event the transaction contemplated by this Agreement shall not occur for any reason, the Company and the Stockholders will promptly upon request of the Buyer return to the Buyer all Buyer Proprietary Information as may be in possession or control of the Company and the Stockholders or its agents or employees.

13.02. Duty of the Buyer. Buyer agrees to hold confidential and not to disclose to any third person or entity other than on a confidential basis to Buyer’s counsel, financial advisors, accountants and/or lenders (i) prior to Closing that discussions have taken place regarding the sale of the Shares or that this Agreement has been entered into (ii) any proprietary information received from the Company, or the Stockholders, or made available to Buyer and its representatives by the Company or the Stockholders, relating to the Company or the Stockholders, including, without limitation, all financial, business and operating information in whatever form or medium such may exist (“Seller Proprietary Information”). All such Seller Proprietary Information shall be used by Buyer only for the purpose of evaluating the transaction contemplated by this Agreement. In the event the transaction contemplated by this Agreement shall not occur for any reason, Buyer will promptly upon request of the Company or the Stockholders return to the Company and the Stockholders all Seller Proprietary Information as may be in possession or control of Buyer or its agents or employees.

14. Dispute Resolution

14.01. General Except matters specifically provided for in Section 11 and Section 16.01, in the event that any dispute should arise between the parties hereto with respect to any matter covered by this Agreement, the parties hereto shall resolve such dispute in accordance with the procedures set forth in this Section 14.

14.02. Consent of the Parties. In the event of any dispute between the parties with respect to any matter covered by this Agreement, the parties shall first use their best efforts to resolve such dispute among themselves. If the parties are unable to resolve the dispute within 30 calendar days after the commencement of efforts to resolve the dispute except as set forth above, the dispute will be submitted to arbitration in accordance with Subsection 14.03 hereof.

14.03. Arbitration.

(a) Except as set forth in Sections 14.01 and 14.02, either the Buyer or the Stockholders may submit any matter to arbitration by notifying the other party hereto, in writing, of such dispute. Within 10 days after receipt of such notice, the Buyer and the Stockholders shall designate in writing one arbitrator to resolve the dispute; provided, that if the parties hereto cannot agree on an arbitrator within such 10-day period, the arbitrator shall be selected by the American Arbitration Association. The arbitrator so designated shall not be an employee, consultant, officer, director or stockholder of any party hereto or any Affiliate of any party to this Agreement.

(b) Within 15 days after the designation of the arbitrator, the arbitrator, the Buyer and the Stockholder shall meet, at which time the Buyer and the Stockholders shall be required to set forth in writing all disputed issues and a proposed ruling on each such issue.

(c) The arbitrator shall set a date for a hearing, which shall be no later than 30 days after the submission of written proposals pursuant to paragraph (b) above, to discuss each of the issues identified by the Buyer and the Stockholders. Each such party shall have the right to be represented by counsel. The arbitration shall be governed by the rules of the American Arbitration Association; provided, that the arbitrator shall have sole discretion with regard to the admissibility of evidence. However, as may be applicable, the provisions of this Agreement shall control as to evidence and procedures to be used in the determination of issues, if any.

(d) The arbitrator shall use his best efforts to rule on each disputed issue within 30 days after the completion of the hearings described in paragraph (c) above. The determination of the arbitrator as to the resolution of any dispute shall be binding and conclusive upon all parties hereto. All rulings of the arbitrator shall be in writing and shall be delivered to the parties hereto.

(e) The prevailing party in any arbitration shall be entitled to an award of reasonable attorneys’ fees incurred in connection with the arbitration. The non-prevailing party shall pay such fees, together with the fees of the arbitrator and the costs and expenses of the arbitration.

(f) Any arbitration pursuant to this subsection 14.03 shall be conducted in Destin, Florida or such other place as agreed to by the Parties. Any arbitration award may be entered in and enforced by any court having jurisdiction thereover and the parties hereby consent and commit themselves to the non-exclusive jurisdiction of the courts of the States of Louisiana and Georgia and the United States District Courts for Louisiana and for the Northern District of Georgia for purposes of the enforcement of any arbitration award.

15. Notices

All notices, requests, demands, claims, and other communications hereunder shall be in writing and may be delivered by facsimile or hand-delivery and/or e-mail. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered on the date of confirmation of transmission when delivered by facsimile and/or e-mail and on the date received when delivered by hand-delivery, in each case to the intended recipient as set forth below:

To the Buyer:	SunLink Homecare Services, LLC 900 Circle 75 Parkway Suite 1120 Atlanta, GA 30339 Attention: Robert M. Thornton, Jr. Facsimile (770) 933-7010

With a copy to:	Smith, Gambrell & Russell, LLP 1230 Peachtree Street, NE Suite 3100, Promenade II Atlanta, GA 30309 Attention: Howard E. Turner Facsimile: (404) 685-6894

To the Company and/or the Stockholder Representative:	Theodore S. Carmichael 154 Cypress Drive Crowley, Louisiana 70526 Facsimile (337) (237-3676)

With a copy to:	Davidson, Meaux, Sonnier & McElligott 810 South Buchanan Street Lafayette, Louisiana 70501 Attention: James J. Davidson, III Facsimile (337) 237-3676

Any party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

16. Successors and Assigns

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Buyer, on the one hand, and the Stockholders and the Company, on the other hand, may not assign their respective obligations hereunder without the prior written consent of the other party except that the Buyer may assign this Agreement, and its rights and obligations hereunder, to a subsidiary or Affiliate of the Buyer and may assign its rights and remedies under this Agreement to any lender or lenders (or any agent acting on behalf of such lenders) providing financing to the Buyer or any of its Affiliates, and any such lender or lenders or agent may exercise all of the rights and remedies of the Buyer under this Agreement and subject to the terms of this Agreement. Any assignment in contravention of this provision shall be void. No assignment shall release the Buyer, the Buyer Parent, the Stockholder, or the Company from any obligation or liability under this Agreement unless specifically provided for herein. Any attempted assignment in violation of this Agreement shall be null and void.

16.01 Other Provisions:

(a) Buyer shall provide to the Seller health insurance benefits at least comparable to those presently in effect until each of the Sellers has reached the age where they are eligible for maximum Medicare coverage, which is expected to occur within approximately two (2) years and at an annual premium not exceeding in the aggregate $10,000.

17. Entire Agreement; Amendments; Attachments

This Agreement, all Schedules and Exhibits hereto, and all agreements and instruments to be delivered by the parties pursuant hereto represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersede all prior oral and written and all contemporaneous oral negotiations, commitments and understandings between such parties. The Buyer and the Stockholders may amend or modify this Agreement, in such manner as may be agreed upon, by a written instrument executed by the Buyer and each of the Stockholders.

If the provisions of any Schedule or Exhibit to this Agreement are inconsistent with the provisions of this Agreement, the provisions of the Agreement shall prevail. The Exhibits and Schedules attached hereto or to be attached hereafter are hereby incorporated as integral parts of this Agreement.

18. Severability

Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

19. Investigation of the Parties

All representations and warranties contained herein which are made to the Best Knowledge of a party shall require that such party make reasonable investigation and inquiry with respect thereto to ascertain the correctness and validity thereof.

20. Expenses

Except as otherwise expressly provided herein, the Buyer and Seller will pay their respective fees and expenses (including, without limitation, legal, broker, and accounting fees and expenses) incurred by them in connection with the transactions contemplated hereby

21. Legal Fees

In the event that legal proceedings are commenced by the Buyer against the Seller or by the Seller against the Buyer, in connection with this Agreement or the transactions contemplated hereby, the party or parties which do not prevail in such proceedings shall pay the reasonable attorneys’ fees and court costs incurred by the prevailing party in such proceedings.

22. Governing Law

Subject to Section 14 hereof, this Agreement (including the validity and applicability of the arbitration provisions of this Agreement, the conduct of any arbitration of a dispute, the enforcement of any arbitral award made hereunder and any other questions of arbitration law or procedure arising hereunder) shall be governed by and construed in accordance with the internal laws of the State of Georgia without giving effect to any choice or conflict of law provision or rule (whether of the State of Georgia or any other jurisdiction) that would cause the application of laws of any jurisdictions.

23. Section Headings

The section headings are for the convenience of the parties and in no way alter, modify, amend, limit, or restrict the contractual obligations of the parties.

24. Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document.

25. Defined Terms.

Exhibit D hereto sets forth a list of all defined terms used in this Agreement.

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of and on the date first above written.

BUYER:

ATTEST	SUNLINK HOMECARE SERVICES, LLC

By:
Title:
Secretary

COMPANY:

ATTEST:	CARMICHAEL’S CASHWAY PHARMACY, INC.

By:
Theodore S. Carmichael
	Title:	President
Judy Chiasson Carmichael
Secretary

WITNESSES:

Print Name:	Theodore S. Carmichael, Stockholder
154 Cypress Drive Crowley, Louisiana 70526
Print Name:

WITNESSES:

Print Name:	Judy Chiasson Carmichael, Stockholder
154 Cypress Drive
Crowley, Louisiana
Print Name:

EXHIBIT D

“Accounts Receivable” shall have the meaning given to it in Section 1.04(A).

“Adjusted Net Worth” shall have the meaning given to it in Section 1.03(D)(iii).

“Affiliate” shall have the meaning given to it in Section 3.21(a).

“Agreement” shall have the meaning given to it in the introductory paragraph.

“Balance Sheet” shall have the meaning given to it in Section 3.05(a).

“Purchase Price” shall have the meaning given to it in Section 1.03 (A).

“Best Knowledge” means to the actual knowledge of the Company or Stockholders, as the case may be, or that the party making that representation has made a reasonable investigation and inquiry with respect to the matter at hand in order to ascertain the correctness and validity thereof.

“Buyer” shall have the meaning given to it in the introductory paragraph.

“Buyer Note” shall have the meaning given to it in Section 1.03(C)(i).

“Buyer Proprietary Information” shall have the meaning given to it in Section 13.01.

“CHAMPUS” shall have the meaning given to it in Section 3.19(b).

“Closing” shall have the meaning given to it in Section 1.01.

“Code” shall have the meaning given to it in Section 3.16(a)(vii).

“Company” shall have the meaning given to it in the introductory paragraph.

“Contract Parties” shall have the meaning given to it in Section 8.19.

“Contracts” shall have the meaning given to it in Section 3.18(a).

“Debt” shall have the meaning given to it in Section 3.33.

“Defined Benefit Plans” shall have the meaning given to it in Section 3.21(f).

“EBITDA” shall have the meaning given to it in Section 1.04(D).

“Employee Plans” shall have the meaning given to it in Section 3.21(a).

“Environmental Law” shall have the meaning given to it in Section 3.22(f).

“ERISA” shall have the meaning given to it in Section 3.21(b).

“Excluded Assets” shall have the meaning given to that term in Section 1.05.

“Federal Health Care Program” shall have the meaning given to it in Section 3.19(b).

“Financial Statements” shall have the meaning given to it in Section 3.05(a).

“Indemnified Party” shall have the meaning given to it in Section 11.03.

“Insurance Policies” shall have the meaning given to it in Section 3.08.

“Intangible Property” shall have the meaning given to it in Section 3.10.

“Leases” shall have the meaning given to it in Section 3.11.

“Licenses” shall have the meaning given to it in Section 3.19(a).

“Liens” shall have the meaning given to it in Section 3.09(a).

“Losses” shall have the meaning given to it in Section 11.01.

“Materials of Environmental Concern” shall have the meaning given to it in Section 3.22(g).

“Merchantable Inventory” shall have the meaning given to it in Section 1.04(B).

“Non-Competition Agreements” shall have the meaning given to it in Section 12(c).

“PBGC” shall have the meaning given to it in Section 3.21(c).

“Personal Property” shall have the meaning given to it in Section 3.09.

“Proceeds” shall have the meaning given to it in Section 1.05.

“Raw Materials” shall have the meaning given to it in Section 3.18(b)(viii).

“Seller Proprietary Information” shall have the meaning given to it in Section 13.02.

“Shares” shall have the meaning given to it in Preliminary Statement Section 1.

“SSA” shall have the meaning given to it in Section 3.19(b).

“State Health Care Program” shall have the meaning given to it in Section 3.19(b).

“Stockholder”; “Stockholders” shall have the meaning given to them in the introductory paragraph.

“Subsidiary”; “Subsidiaries” shall have the meaning given to them in Section 3.03(a)(i).

“SunLink Stock” shall have the meaning given to it in Section 1.03(C)(iii).

“Supplies” shall have the meaning given to it in Section 3.18(b)(vii).